Exhibit 2.1

DATED    1    OCTOBER                                     2014

(1) THE PERSONS AND SETTLEMENTS SET OUT IN

SCHEDULE 1 AS THE SELLERS

- and -

(2) GRACO INTERNATIONAL HOLDINGS SARL

SUBJECT TO CONTRACT

AGREEMENT

relating to

the sale and purchase of the

entire issued share capital of Xamol Limited

CONFIDENTIAL TREATMENT REQUESTED

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE OF SHARES	9

3.	CONSIDERATION	9

4.	SETTLEMENT OF CONSIDERATION	9

5.	ESCROW SUM	10

6.	COMPLETION	10

7.	SELLERS’ WARRANTIES, UNDERTAKINGS AND INDEMNITIES	10

8.	PURCHASER WARRANTIES AND UNDERTAKINGS	12

9.	ENVIRONMENTAL INDEMNITY	13

10.	SELLER LIMITATIONS	17

11.	RESTRICTIVE COVENANTS	18

12.	CONFIDENTIALITY AND ANNOUNCEMENTS	19

13.	ACCESS TO INFORMATION	21

14.	SELLERS’ REPRESENTATIVE	21

15.	SELLERS’ LIABILITY	22

16.	ASSIGNMENT AND SUCCESSORS	23

17.	THIRD PARTY RIGHTS	23

18.	COSTS AND EXPENSES	24

19.	PAYMENTS	24

20.	FURTHER ASSURANCE	24

21.	ENTIRE AGREEMENT	24

22.	EFFECT OF COMPLETION	25

23.	SEVERANCE	25

24.	VARIATION	25

25.	WAIVER AND CUMULATIVE REMEDIES	25

26.	REASONABLENESS	25

27.	COUNTERPARTS	26

28.	NOTICES	26

29.	AGENT FOR SERVICE	27

30.	GOVERNING LAW, JURISDICTION AND LANGUAGE	28

SCHEDULE 1: THE SELLERS, THE SHARES AND THE CONSIDERATION		29

[Omitted]		29

SCHEDULE 2: WARRANTED INFORMATION		32

[Omitted]		32

SCHEDULE 3: GENERAL WARRANTIES		44

Agreed Form documents

Acknowledgement and Waiver

Announcement

Board minutes: Purchaser

Board minutes: Xamol Limited

Board minutes: Subsidiaries

Data room index

Deeds of Variation

Disclosure Letter

EMI Shares Sale Agreements

Escrow Agreement

Funds Flow

Lomax Employment Agreement

Post-Completion powers of attorney re Shares

THIS AGREEMENT is made on 1 OCTOBER 2014

BETWEEN:

(1)	THE PERSONS AND SETTLEMENTS whose names and addresses are set out in parts 1 and 2 of schedule 1 (together “Sellers”, and each a “Seller”); and

(2)

GRACO INTERNATIONAL HOLDINGS SARL, a company incorporated and registered pursuant to and under the laws of Luxembourg which has its registered office at 13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand-Duchy of Luxembourg (“Purchaser”).

BACKGROUND:

A	Xamol Limited (“Company”) is a company incorporated in England. Further information relating to the Company and its Subsidiaries is set out in parts 1 and 2 of schedule 2.

B	Each Seller owns the number of Shares set out opposite its name in column (2) of schedule 1.

C	Each Seller has agreed to sell its Shares and the Purchaser has agreed to purchase all of the Shares on the terms set out in this agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

In this agreement:

“Accounting Standards” means All Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council (or by its predecessor, the Accounting Standards Board), and extant at the Completion Date;

“Accounts” means:

(a)	the consolidated audited financial statements of the Company (“Principal Accounts”);

(b)	the audited financial statements of Alco Canada (“Canada Accounts”); and

(c)	the audited financial statements of Alco Singapore (“Singapore Accounts”);

in each case as at and for the financial year ended on the Accounts Date;

“Accounts Date” means 31 October 2013;

“Acquisition Dispute” means any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim);

“Acquisition Documents” means this agreement, the Disclosure Letter, the Agreed Form documents and any other documents to be delivered on Completion as set out in schedule 6;

“Agreed Form”, in relation to a document, means the form approved and for identification purposes initialled by (or on behalf of) the Sellers and the Purchaser;

“Agreed Percentage” means 500,000/503,970 expressed as a percentage, being 99.21225%;

“Alco Canada” means Alco Valves, Inc. (further details of which are set out in schedule 2);

“Alco Singapore” means Alco Valves Singapore Pte Limited (further details of which are set out in schedule 2);

“Authority” means a supra-national, national or sub-national authority, commission, department, agency, regulator or regulatory body in any jurisdiction;

“Bank” means The Royal Bank of Scotland PLC;

“Bank Debt” means the sum of £0, being the aggregate amount owed by the Group Companies to any bank (including principal, interest and fees and any early repayment charges arising as a result of the repayment of such amounts on Completion) up to and including the Completion Date;

“Business Day” means any day other than a Saturday or Sunday on which commercial banks are open for general business in London;

“Cash” means all amounts owed by Directors on their loan accounts to, dividends receivable by, and cash held by, the Group Companies as at Completion (whether in hand or at the bank or in transit) (including without limitation all uncleared lodgements and any unpresented cheques received prior to Completion and deducting any unpresented cheques and direct debits or standing orders paid or written prior to Completion). For the avoidance of doubt, (i) Cash may be a positive or a negative amount; (ii) any unpresented cheques written in favour of creditors and payments made by direct debit or by standing orders as at Completion shall be deducted from the creditors’ balance as at Completion;

“Claim” means any Warranty Claim or Tax Claim or claim under clause 7.8;

“Competing Business” means any business which competes with or intends to compete with any business carried on by or intended to be carried on by any Group Company as at the Completion Date;

“Completion” means completion of the sale and purchase of the Shares in accordance with this agreement;

“Completion Date” means the date of this agreement;

“Completion Statements” means the statements to be prepared and agreed, deemed agreed or determined in accordance with schedule 7;

“Completion Working Capital” shall comprise all items included under the heading “Completion Working Capital” on the Completion Statements of the Group Companies as at close of business on the Completion Date as stated in the Completion Statements and in the form of the pro-forma attached at part 3 of schedule 7;

“Computer Systems” means the computer systems used by any Group Company other than the internet and third party telecommunications networks;

“Confidential Information” means all and any information that is not in the public domain and which relates to the business, trading, financial or other affairs of any Group Company (including information relating to the products, services or processes of any Group Company, its customer and suppliers lists, price lists, plans and intentions, forecasts, trade secrets, know-how and technical information), whether such information is oral or in writing, electronic or other form and all and any information derived, or which may be derived, from any such information;

“Consideration” means the consideration for the Shares set out in clause 3.1;

“CTA 2010” has the meaning given to it in paragraph 1 of part 1 of schedule 4;

“Customer” means any person who at any time during the period of two years ending on the Completion Date was a customer of any Group Company;

“Data Room” has the meaning given to it in the definition of Due Diligence Information;

“Debt” means all borrowings and indebtedness (including, without limitation, by way of acceptance credits, discounting or similar facilities, finance leases, loan stocks, bonds, debentures, notes, debt or inventory financing, or sale and finance leaseback arrangements, overdrafts, or other similar arrangements the purpose of which is to borrow money), together with any interest accrued on such amounts as at Completion, owed to any banking, financial, acceptance, credit, lending or other similar institution or organisation or any institutional investor, and corporation tax owed;

“Deeds of Variation” means (i) the Deed of Variation, Consent and Rectification relating to Lease of Unit 4, Malbern Industrial Estate, Holland Street, Denton, Manchester M34 3WF to be made between (1) Alan Joseph Lomax, Stuart Andrew Lomax (2) Alco Components Limited (3) Gaynor Marianne Lomax; (ii) the Deed of Variation relating to Lease of Land and Buildings on the South West Side of Birds Royd Lane (known as Dove House) to be made between (1) Andrew Joseph Lomax and Gaynor Marianne Lomax and (2) Alco Valves Limited; and (iii) the Deed of Variation relating to Lease of Missions Works, Birds Royd Lane, Brighouse to be made between (1) Investaac Pension Trustees Limited and Stuart Andrew Lomax (2) Alco Valves Limited (the “SIPP Deed”), each in the Agreed Form;

“Defendant Claim” means any demand, claim or action by a third party against the Purchaser Group which has given or is likely to give rise to a Non-Tax Claim;

“Disclosed” means disclosed, with sufficient detail and clarity to allow the Purchaser to identify the nature and scope of the matter disclosed, in the Disclosure Letter or the Due Diligence Information;

“Disclosure Letter” means the letter of the same date as this agreement from the Sellers to the Purchaser relating to the General Warranties and Tax Warranties;

“Disputed Retention Claim” means any Retention Claim that is not a Settled Retention Claim;

“Due Diligence Information” means the information and documents contained in the electronic data room maintained by BMC Smartroom in relation to the Group Companies and their respective businesses and assets as listed in the index in the Agreed Form (a download of which has, for evidential purposes, been delivered to the Purchaser’s Lawyers on CD-ROM immediately before the signing of this agreement) (“Data Room”);

“EMI Options” has the meaning given to it in schedule 4;

“EMI Shares” means up to 3970 ordinary shares in the capital of the Company issued or to be issued and allotted to the Employee Optionholders in the numbers set opposite their names in part 3 of schedule 1 immediately prior to Completion pursuant to exercise of the EMI Options copies of which are contained in the Data Room;

“EMI Shares Sale Agreements” means the share sale agreements in the Agreed Form between the Purchaser and each Employee Optionholder to be entered into on Completion;

“Employee Optionholders” means those individuals whose names and addresses are set out in part 3 of schedule 1;

“Escrow Account” means an interest bearing deposit account with the Bank in the joint names of the Escrow Agents to be operated in accordance with clause 4 and the Escrow Agreement;

“Escrow Agents” means the Purchaser’s Lawyers and the Sellers’ Lawyers;

“Escrow Agreement” means the joint letter of instruction from the Purchaser and the Sellers to the Escrow Agents in relation to the Escrow Account in the Agreed Form;

“Escrow Sum” means initially the sum of £7,220,000 (seven million two hundred and twenty thousand pounds) and then, after payment of such sum into the Escrow Account, the amount held in the Escrow Account for the time being after the deduction of any bank charges, fees, costs and expenses debited to the Escrow Account, but excluding any sums credited for interest;

“Encumbrance” means any mortgage, charge, pledge, lien or other security interest and any option or right to acquire;

“Environment” means all or any part of the air (including the air within buildings and man-made or natural structures above or below ground), water and land and any living organisms (including man, flora and fauna) or systems supported by those media;

“Environmental Laws” means all laws relating to the protection, prevention of harm to, pollution or remediation of the Environment in any applicable jurisdiction;

“General Warranties” means the warranties given by the Sellers in schedule 3;

“General Warranty Claim” means any claim in relation to or for any breach of the General Warranties;

“Group Companies” means the Company and the Subsidiaries, and “Group Company” means any of them;

“Hazardous Substance” means any natural or artificial material or substance, noise, ion, vapour, electromagnetic charge or radiation, either alone or in combination, which is capable of causing harm to or having a deleterious effect on the Environment (including, in relation to man, any offence to any of his senses or property) or is a controlled, special, hazardous, polluting, toxic or dangerous substance or waste;

“Initial Cash Consideration” has the meaning given to it in clause 3.1;

“Individual Seller” means those persons whose names and addresses are set out in part 1 of schedule 1;

“Individual Warranties” means the warranties given by each Individual Seller in clause 7.1 and by each Trustee Seller in clause 7.2;

“IP” means:

(a)

rights to inventions, patents, know-how and trade secrets, registered and unregistered designs, copyrights, database rights, design rights, trade marks, service marks, trade names, business names, brand names, get-up, logos, domain names and URLs, including the goodwill attached thereto and all applications to register or to apply to register any of them; and

(b)	rights having equivalent or similar effect to the above items in any jurisdiction;

“Judgment” means any judgment, order, decree, award, ruling or decision from any court, tribunal or arbitrator;

“Key Supplier” means (i) [*], (ii) [*] and (iii) [*];

“Lomax Employment Agreement” means the fixed term employment agreement in the Agreed Form to be entered into by Stuart Lomax and the Company on Completion;

“Management Accounts” means the unaudited balance sheets of the Company and each of the Subsidiaries as at the Management Accounts Date and the unaudited consolidated profit and loss accounts of the Company and each of the Subsidiaries for the period from the Accounts Date to the Management Accounts Date in each case as included in the Due Diligence Information;

“Management Accounts Date” means 30 June 2014;

“Minority Acquisition Arrangements” means the arrangements under which the Company has agreed to acquire the entire issued share capital of each of Alco Canada and Alco Singapore and 2,500 ordinary shares in Alco Process Valves Limited for a total consideration of £2,355,882, details of which have been Disclosed;

“Net Cash” means the amount (if any) by which the value of Cash exceeds the value of Debt;

“Net Debt” means the amount (if any) by which the value of Debt exceeds the value of Cash;

“Non-Tax Claim” means any Claim other than a Tax Claim;

“Notice” has the meaning given to it in clause 28.1;

“Pension Benefits” means any pension, allowance, lump sum or other similar benefit on death, disability, retirement or termination of employment (whether voluntary or not) for the benefit of any of the Group Companies’ employees, former employees or any of their respective dependants;

“Pension Scheme” means the Group’s stakeholder pension scheme details of which have been provided in the Data Room;

“Property” means the leasehold property detailed in part 3 of schedule 2;

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.	5

“Purchaser Group” means each or any of (a) the Purchaser, any parent undertaking of the Purchaser for the time being, and any undertaking which for the time being is a subsidiary undertaking of the Purchaser or of any such parent undertaking, and (b) with effect from Completion, each Group Company (and “member of the Purchaser Group” shall be construed accordingly);

“Purchaser’s Lawyers” means Faegre Baker Daniels LLP of 7 Pilgrim Street, London EC4V 6LB;

“Recovery Claim” means any right which any member of the Purchaser Group has or becomes entitled to (whether under any insurance policy or by way of payment, discount, credit, set-off, claim, counterclaim, relief or otherwise) to recover from any third party any amount in relation to any matter or thing that has given or is likely to give rise to a Non-Tax Claim;

“Release Date” means the date being the first anniversary of the date of this Agreement;

“Relevant Proportion”, in relation to a Seller, means the proportion set opposite that Seller’s name in column (4) of schedule 1;

“Reorganisation” means the pre-sale distributions made by Alco Hi-Tek Limited and Alco Valves Inc. and the transactions contemplated by the Minority Acquisition Agreements;

“Reorganisation Documents” means the various agreements, deeds and other documents entered into for the purposes of approving and giving effect to the Reorganisation;

“Representatives” means, in relation to any person, its directors, officers, employees, legal, accounting, financial and other advisers, consultants, agents or brokers (as applicable);

“Restricted Area” means any territory in which any Group Company carried on business at the Completion Date;

“Retention Claim” means a Claim which has been notified to the Sellers before the Release Date;

“Sale Proceeds”, in relation to a Seller, means the aggregate amount of Consideration received by that Seller;

“Sellers’ Lawyers” means DLA Piper UK LLP of Princes Exchange, Princes Square, Leeds LS1 4BY;

“Sellers’ Representative” means Stuart Lomax (or such other person appointed by the Sellers in accordance with clause 14.5);

“Senior Employee” means the employees of the Group listed in schedule 9;

“Settled Retention Claim” means a Retention Claim or part of a Retention Claim which:

(a)	is agreed in writing between the Purchaser and the Sellers’ Representative;

(b)	is finally determined by an English court of competent jurisdiction and, in relation to which, all rights of appeal have been exhausted or are debarred by the passage of time; or

(c)	the Purchaser has confirmed in writing to the Sellers has been withdrawn or abandoned;

and, where paragraph (c) applies, the value of that Settled Retention Claim shall be deemed to be nil;

“Shares” means together the 26,090 ordinary shares of £0.10p each; 26,090 A ordinary shares of £0.10p each; 26,090 B ordinary shares of £0.10p each; 26,090 C ordinary shares of £0.10p each; 61,970 D ordinary Shares of £0.10p each; 114,150 E ordinary shares of £0.10p each; 70,830 F ordinary shares of £0.10p each; 70,820 G ordinary shares of £0.10p each and 77,870 H ordinary shares of £0.10p each in the capital of the Company;

“Subsidiaries” means the subsidiaries of the Company detailed in part 2 of schedule 2, and “Subsidiary” means any of them;

“Target Working Capital” means £9,370,000 (pounds nine million three hundred and seventy thousand);

“Tax” has the meaning given to it in paragraph 1 of part 1 of schedule 4;

“Tax Claim” means any demand or claim under the Tax Covenant or any claim in relation to or for any breach of the Tax Warranties;

“Tax Covenant” means any covenant set out in paragraph 2 of part 1 of schedule 4;

“Tax Warranties” means the warranties given by the Sellers in relation to Tax in part 2 of schedule 4;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Title Warranties” means the warranties given by the Sellers in paragraph 1 of schedule 3;

“Trust Documents” means in relation to each Trust, the trust deed (if any) relating to the Trust;

“Trustee Sellers” means together the trustees of each of the Trusts (in their capacity as such), as named in part 2 of schedule 1 and “Trustee Seller” shall be interpreted and construed accordingly;

“Trusts” means each of the S&G Lomax Settlement, the A Lomax 1998 Settlement and the A Lomax Voluntary Settlement referred to in part 2 of schedule 1 and “Trust” shall be interpreted and construed accordingly;

“VAT” has the meaning given to it in paragraph 1 of part 1 of schedule 4;

“Warranties” means the General Warranties and the Tax Warranties; and

“Warranty Claim” means any claim, whether in contract or otherwise, in relation to or for any breach of the Warranties.

1.1	In this agreement (unless the context requires otherwise):

1.1.1

the terms “company”, “body corporate”, “subsidiary”, “holding company”, “undertaking”, “subsidiary undertaking”, “parent undertaking” and “group undertaking” have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company;

1.1.2	a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 CTA 2010; and

1.1.3	“including”, “includes” or “in particular” means including, includes or in particular without limitation.

1.2	In this agreement (unless the context requires otherwise), any reference to:

1.2.1	any party comprising more than one person includes each person constituting that party, and any reference to the Sellers includes each Seller;

1.2.2

any gender includes all genders, the singular includes the plural (and vice versa), and a person includes an individual, body corporate, association, partnership, firm, trust or Authority (whether or not having a separate legal personality);

1.2.3	any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.4	any time of day or date is to that time or date in the United Kingdom;

1.2.5	a specific statute or statutory provision is to that statute or provision as in force at the date of this agreement, and any subordinate legislation made under it in force at that date;

1.2.6	writing or written includes any method of representing or reproducing words in a legible form.

1.3	In this agreement (unless the context requires otherwise), any reference:

1.3.1	to a clause or schedule is to a clause of or schedule to this agreement;

1.3.2	to a part or paragraph is to a part or paragraph of a schedule to this agreement;

1.3.3	within a schedule to a part is to a part of that schedule; and

1.3.4	within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.

1.4	This agreement incorporates the schedules to it.

1.5	The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.

2.	SALE AND PURCHASE OF SHARES

2.1

Subject to the terms of this agreement, each Seller shall sell and the Purchaser shall purchase the number of Shares set out opposite such Seller’s name in column (3) of schedule 1 with effect from Completion.

2.2	The Shares shall be sold free from all Encumbrances and together with all rights attached or accruing to them at Completion.

2.3	Each Seller waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them.

3.	CONSIDERATION

3.1	The consideration payable by the Purchaser for the Shares is:

3.1.1	£69,292,684 (sixty nine million two hundred and ninety two thousand six hundred and eighty four pounds) (“Initial Cash Consideration”);

3.1.2

plus an amount equal to the Agreed Percentage of the excess in Completion Working Capital above the Target Working Capital (if any) or less an amount equal to the shortfall in Completion Working Capital below the Target Working Capital (if any);

3.1.3	plus an amount equal to the Agreed Percentage of the absolute value of Net Cash (if any) or less an amount equal to the absolute value of Net Debt (if any).

3.2	The Consideration shall be treated as adjusted by any payment made in respect of any General Warranty Claim or Tax Claim.

4.	SETTLEMENT OF CONSIDERATION

4.1	On Completion the Purchaser shall pay:

4.1.1	the Initial Cash Consideration less an amount equal to the Escrow Sum to the Sellers in cash in the Relevant Proportions; and

4.1.2	the Escrow Sum into the Escrow Account.

4.2	Within five Business Days of the agreement, deemed agreement or determination of the Completion Statements in accordance with schedule 7:

4.2.1	if the Consideration exceeds the Initial Cash Consideration then an amount equal to the excess shall be paid by the Purchaser to the Sellers; and

4.2.2	if the Consideration is less than the Initial Cash Consideration, then the amount by which the Initial Cash Consideration exceeds the Consideration shall be paid by the Sellers to the Purchaser.

4.3

Any payment due to the Purchaser pursuant to clause 4.2.2 shall be settled by release to the Purchaser of such sum from the Escrow Account and the Sellers shall promptly give all necessary written instructions to the Escrow Agents to effect such payment in accordance with this agreement and the terms of the Escrow Agreement.

4.4	Any payments due to or due from the Sellers pursuant to clause 4.2 shall be paid or received by them in the Relevant Proportions.

5.	ESCROW SUM

The provisions of schedule 8 shall apply in relation to the Escrow Sum.

6.	COMPLETION

6.1	Completion of the sale and purchase of the Shares shall take place at the offices of the Sellers’ Lawyers on the Completion Date immediately after this agreement is entered into.

6.2	On Completion:

6.2.1	each Seller shall comply with its obligations in part 1 of schedule 6; and

6.2.2	the Purchaser shall comply with its obligations in part 2 of schedule 6.

6.3

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously, but so that completion of the purchase of some of the Shares will not affect the rights of the Purchaser with respect to the other Shares.

7.	SELLERS’ WARRANTIES, UNDERTAKINGS AND INDEMNITIES

7.1	Each Individual Seller severally warrants to the Purchaser that:

7.1.1	it is the sole legal and beneficial owner of the Shares set out opposite its name in column (2) of part 1 of schedule 1;

7.1.2	there is no Encumbrance affecting any of the Shares set out opposite its name in column (2) of part 1 of schedule 1, nor any agreement to create any such Encumbrance;

7.1.3

it has the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

7.1.4

this agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it in accordance with their respective terms;

7.1.5

there are no agreements, arrangements, Judgments or any other restrictions of any kind that prohibit or restrict its ability to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party or subject;

7.1.6

it has not been adjudged bankrupt and no petition has been presented for a bankruptcy order to be made against it, nor has any application, arrangement or order been made against or entered into by it under the Insolvency Act 1986.

7.2	Each Trustee Seller warrants to the Purchaser that:

7.2.1

such Trustee Sellers are the sole legal owners of the Shares set opposite the name of the Trustee Sellers and the Trust in column (2) of part 2 of schedule 1 and have the right to sell and transfer the full legal and beneficial interest in such Shares;

7.2.2	under the terms of the Trust Documents, such Trustee Sellers have the power and authority to enter into and perform their obligations under this agreement;

7.2.3	this agreement constitutes legal, valid and binding obligations on such Trustee Sellers in respect of the Shares held by them as Trust assets; and

7.2.4	there are no agreements, arrangements or Judgments that prohibit or restrict the ability of the Trustee Sellers to enter into and to perform its obligations under this agreement.

7.3	The Sellers jointly and severally warrant to the Purchaser as at the date of this agreement in the terms set out in schedule 3 and part 2 of schedule 4.

7.4	Each of the Warranties and the Individual Warranties is separate and independent.

7.5

The only Warranties given by the Sellers in relation to the subject matter set out in column (1) of the table below are those set out opposite such subject matter in column (2), and none of the other Warranties shall be, or shall be deemed to be, whether directly or indirectly, a Warranty in relation to such subject matter, provided that such limitation shall not apply to the Warranties given in paragraphs 7 or 8 of schedule 3.

(1) Warranties in relation to:	(2) Are only contained in:
Employees and Pension Benefits	paragraphs 28.1 to 33.6 (inclusive) of schedule 3
Environmental Matters	paragraphs 17.1 to 17.7 (inclusive) of schedule 3
Intellectual Property	paragraphs 19.1 to 19.9 (inclusive) of schedule 3
Property Matters	paragraph 16 of schedule 3
Tax	part 2 of schedule 4

7.6

Any Warranty qualified by a reference (however expressed) to the knowledge or awareness of the Sellers shall be limited to (i) the actual knowledge or awareness of the Sellers and (ii) what the Sellers would have been aware of had they made reasonable enquiries of the directors of each Group Company, Stacey Steward and James Stangroom in relation to the General Warranties and Tax Warranties and no Seller shall be deemed to have any other actual, imputed or constructive knowledge regarding the subject matter of such Warranty.

7.7

Save in the case of fraud, wilful concealment or wilful misconduct, or when a Seller has a right or claim against another Seller under any right of contribution or indemnity to which it is entitled, each Seller undertakes to the Purchaser that it:

7.7.1	has no rights against (and waives any rights it may have against); and

7.7.2	shall not make any claim against (and waives any claim it may have against),

any Group Company or any of their directors, officers, employees, consultants or agents in respect of any misrepresentation, inaccuracy or omission in or from any information or advice provided by any such person for the purpose of assisting the Sellers to give any Warranty and/or prepare the Disclosure Letter and the parties agree that any member of the Purchaser Group will have the right to enforce this clause 7.7 in accordance with clause 15.

7.8

The Sellers shall indemnify and keep indemnified the Purchaser, the Group Companies and the respective directors and officers of each Group Company, and shall pay to the Purchaser a sum equal to, all liabilities, fines, penalties, costs, expenses, damages and losses and all reasonable professional costs and expenses (“Liabilities”) suffered or incurred by the Purchaser, the Group Companies and the respective directors of each Group Company arising out of or in connection with:-

7.8.1

any failure by any Group Company to maintain accurate, complete and up-to-date “company records” (as such term is defined in section 1134 of the Companies Act 2006), or any equivalent records required to be maintained in any other jurisdiction in which any Group Company is incorporated, at any time between the date of incorporation of such company and the Completion Date;

7.8.2

any Group Company (other than Alco Valves Singapore Pte Limited) being deemed to have created a permanent establishment or unregistered branch in Singapore without complying with legal requirements in relation to establishing and/or maintaining such permanent establishment or unregistered branch;

7.8.3

the Reorganisation, any Reorganisation Document, or any transaction, act or arrangement forming part of the Reorganisation or which was undertaken by or on behalf of the Sellers or any Group Company to give effect to the Reorganisation and including (but without limitation):

7.8.3.1	any liability as a result of a breach of applicable law or regulation or constitutional document; and

7.8.3.2	any liability as a result of any person seeking at any time after Completion to challenge or reverse any of the transactions undertaken pursuant to the Reorganisation provided that this clause 7.8.3 shall not apply in relation to any such Liabilities (i) payable under the provisions of the Reorganisation Documents themselves (ii) taken into account in the Completion Statements or (iii) otherwise taken into account in calculating sums payable under this agreement (as set out or referred to on the funds flow in the Agreed Form).

7.9

Stuart Lomax undertakes to the Purchaser to (i) procure that the SIPP Deed is duly executed by Investaac Pension Trustees Limited and delivered to the Purchaser within one month of the Completion Date; and (ii) to procure that a written resolution of the shareholders of Alco Valves (UK) Limited changing its name to Malox Limited is duly passed and submitted for filing to Companies House, together with the requisite fee, no later than one Business Day after the Completion Date.

8.	PURCHASER WARRANTIES AND UNDERTAKINGS

The Purchaser warrants to each Seller that:

8.1	it is validly existing and is duly incorporated under the laws of Luxembourg;

8.2

it has the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

8.3

this agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Purchaser in accordance with their respective terms;

8.4

there are no agreements (including its articles of association, by-laws or other constitutional documents), arrangements, Judgments or any other restrictions of any kind that prohibit or restrict the ability of the Purchaser to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

8.5

it is acquiring the Shares for itself and not wholly or partly as agent or broker for any person other than a member of the Purchaser Group, and no other person shall be interested in the Shares. For the purposes of this clause, the word “interested” shall have the meaning given in Part 22 of the Companies Act 2006; and

8.6

there are no agreements, arrangements or understandings (whether or not of a legally binding nature) for any of the Shares or any interest in any of them to be sold, transferred or otherwise disposed of to, or held for the benefit of, any person other than the Purchaser or another member of the Purchaser Group.

9.	ENVIRONMENTAL INDEMNITY

9.1	Where a word or expression is defined both in clause 9.2 below and elsewhere in this agreement the definition in paragraph 9.2 below shall apply only to this clause.

9.2	In this clause:

“Environmental Authority” means the relevant authority or other agency having functions, duties, powers or responsibilities in relation to Environmental Laws;

“Environmental Claim” means any claim by the Purchaser or Protected Person for payment under clause 9.3;

“Losses” means the direct costs (including any irrecoverable VAT) payable or incurred by a Protected Person and arising from the carrying out of any Remedial Works and any costs reasonably and properly incurred by any Protected Person following receipt of a statutory notice served under Environmental Laws requiring Remedial Works to be undertaken by a Protected Person. or following a Protected Person being put on notice that an Environmental Authority is giving consideration to the possibility of serving such notice;

“Hazardous Substances” means any natural or manmade substance or organism which alone or in combination with others is capable of causing harm to the Environment;

“Property” means each of the Properties details of which are set out in part 3 of schedule 2 of this agreement;

“Protected Person” means the Purchaser or any member of the Purchaser’s Group;

“Remedial Works” means the carrying out of works to the minimum reasonable standard required by an Environmental Authority acting under Environmental Law to remedy, remove or abate any Hazardous Substances that are present in the ground, surface water or groundwater at the Property at the Completion Date.

9.3

Subject to the provisions contained in this clause, the Sellers shall jointly and severally indemnify and keep indemnified the Purchaser and Protected Persons (for and on behalf of itself and each other Protected Person) against all Losses which a Protected Person suffers or incurs after the Completion Date.

9.4	The Sellers shall only be liable for any Losses under clause 9.3 if and to the extent that:

9.4.1

such Losses arise from the receipt by a Protected Person of an enforceable statutory notice served under Environmental Laws by an Environmental Authority requiring Remedial Works to be undertaken by a Protected Person; or

9.4.2

Remedial Works are carried out by the Local Authority on behalf of a Protected Person which are preceded by or which result in the service of an enforceable statutory notice served by an Environmental Authority on a Protected Person; or

9.4.3

a Protected Person is put on notice that an Environmental Authority is giving consideration to the possibility of serving notice under Environmental Laws requiring Remedial Works to be undertaken by a Protected Person and the Protected Person suffers losses defending or countering such initial assertions that the Protected Person may be liable for clean up under the contaminated land regime set out in Part IIA of the Environmental Protection Act 1990; or

9.4.4

where the Sellers and Purchaser agree that the indemnity shall apply because the Sellers and Purchaser have reached agreement to voluntarily carry out the Remediation Works following an approach by any Environmental Authority.

9.5

Any payment made in respect of an Environmental Claim shall include any amount necessary to ensure that after any taxation of the payment in the hands of the recipient the recipient is left with the same amount it would have had if the payment was not subject to taxation.

9.6

Should any conflict arise between any apportionment of environmental liability under the provisions in the leases for the Property and this Environmental Indemnity, the provisions of this Environmental Indemnity shall prevail.

9.7	To the extent that any Losses arise from:

9.7.1

any wilful admission of liability by any Protected Person or any of their officers where the Sellers have not approved such admission in writing (such approval not to be unreasonably withheld or delayed); or

9.7.2

the provision of written information by any Protected Person or any of their officers, employees, or agents to an Environmental Authority unless required by law or provided with the prior consent of the Sellers (such consent not to be unreasonable withheld or delayed);

then the Sellers liability under clause 9.3 shall be limited to only those Losses which would have been suffered had such admission or provision of information not been made.

9.8	Where any Losses arise from any change in law or any new law which comes into force after the Completion Date then the Sellers liability under clause 9.3 shall be limited to those Losses which would have been suffered had the law not changed from that which was in force at the Completion Date.

9.9	Where any Losses arise from:

9.9.1	any change of use or development, closure or temporary or permanent cessation of operation at the Property after the Completion Date;

9.9.2	any material change of use of operations at the Property after the Completion Date;

9.9.3	any negligent act or negligent omission by or on behalf of any Protected Person after the Completion Date;

9.9.4	any activities at the Property which introduce any Hazardous Substances by a pathway to a receptor carried out by or on behalf of any Protected Person after the Completion Date;

then the Sellers liability under clause 9.3 shall be limited to a fair apportionment of the Losses which relate solely to Hazardous Substances that are present in the ground, surface water or ground water at the Property at the Completion Date Provided Always the relevant Protected Person shall be under an obligation to notify the Sellers of any future ground works (unless carried out in an emergency) and shall take proper regard to any reasonable requirements of the Sellers in carrying out such ground works to minimise the Sellers’ liability under clause 9.3.

9.10	The Sellers shall not be liable under the indemnity in clause 9.3 to the extent that the Losses are recoverable under any insurances held by the Purchaser or any Protected Person.

9.11	No Protected Person shall be entitled to bring any Environmental Claim concerning matters which have not been notified to the Sellers before the fifth anniversary of the Completion Date.

9.12	The Sellers’ aggregate liability under clause 9.3 of this clause shall not exceed £1,000,000.

9.13	The Purchaser shall (and shall procure that each other Protected Person shall) take reasonable steps and at no more than reasonable cost to mitigate any Losses under this clause.

9.14	The following shall apply in relation to any Environmental Claim:

9.14.1

the Purchaser shall as soon as reasonably practicable upon becoming aware of a matter that may reasonably be expected to give rise to an Environmental Claim give written notice thereof to the Sellers (“Environmental Claims Notice”);

9.14.2

on giving an Environmental Claims Notice, the Purchaser shall supply the Sellers with copies of all notices, documents, reports and correspondence in the possession or control of any Protected Person relating to such matter (and thereafter will keep the Sellers reasonably informed of all material developments relating thereto); and

9.14.3

the Environmental Claims Notice shall include all material details of any actual or potential Losses, including the Purchaser’s reasonable estimate of the Losses, so far as reasonably known and available to the Purchaser as at the date of such written notice.

9.15

If an Environmental Claims Notice is received by the Sellers the Purchaser shall at the request and cost of the Sellers take steps which are reasonably necessary at no more than reasonable cost to avoid, dispute, resist, appeal, settle, compromise, contest or defend any claim and any adjudication in respect thereof in respect of any Remedial Works.

9.16

The Sellers may at any time at their request assume conduct of any actual or potential claim, action or Remedial Works. Where the Sellers assume such conduct, the Purchaser shall provide all information, assistance and facilities to the Sellers as the Sellers shall reasonable require and shall ensure that no Protected Person takes any action which could conflict with the exercise of conduct by the Sellers. Where the Sellers assume such conduct, the Sellers shall inform and keep informed the Purchaser of progress of any such claim, action or Remedial Works and shall consult with the Purchaser and give due regard to the requirements (and any concerns) the Purchaser may have and shall cause as little inconvenience and disruption to the business of the Purchaser as may be possible in the circumstances.

9.17	The Purchaser shall, subject always to the provisions of clauses 9.14 to 9.16 (where applicable) in relation to the relevant matter for which an Environmental Claims Notice has been given:

9.17.1	provide to the Sellers reasonably frequent and detailed reports regarding progress in relation to such matter, copies of all material reports, correspondence and documents;

9.17.2

obtain the Sellers’ prior written consent to any material correspondence with the Environmental Authority or in relation to any Remedial Works in relation to such matter, such consent not to be unreasonably withheld or delayed; and

9.17.3	allow the Sellers to provide reasonable requests in respect of such matter to which the Purchaser shall have regard.

9.18	In the event that the Sellers and the Purchaser are unable to agree:

9.18.1	the standard of Remedial Works which are necessary;

9.18.2	the application of 9.7 to 9.9 and/or

9.18.3	any other factual or technical issue relating to an Environmental Claims Notice (but not any legal matter relating to the interpretation of this clause)

(“Unresolved Issue”) within 20 Business Days after receipt by either party of notice from the other that the relevant issue is in dispute and that the party giving such notice requires expert determination (unless it is resolved to the satisfaction of that party during that period) then either party shall have the right thereafter to refer the Unresolved Issue for binding determination to an independent expert (“Expert”). If the parties fail to jointly appoint an Expert within 15 Business Days of referral then that independent expert will be appointed upon the application by either party to the President for the time being of the Institute of Civil Engineers in the United Kingdom. Subject to the provisions of clause 9.21, the Expert shall publish his determination within 20 Business Days after his appointment of the Unresolved

Issue in a private and confidential report to the two parties. The Expert shall act as an expert and not as an arbitrator and the parties shall be bound by the conclusions of the Expert which are contained in such report to the extent they relate to the Unresolved Issue.

9.19	The costs and expenses of the Expert shall be borne by the parties as determined by the Expert or if not determined shared in equal proportions.

9.20	The Expert shall be an independent consultant and shall be required to have at least 10 years’ experience in relation to matters of the same general description as the relevant Unresolved Issue.

9.21

The Expert shall be instructed to reach his determination within 20 Business Days of his appointment of the Unresolved Issue on the basis of the information provided by the parties, unless the Expert bona fide believes that such information is so incomplete, unrepresentative, unreliable or inconclusive that it would be unreasonable for an expert to reach such a determination of the Unresolved Issue on that basis in which case the Expert shall require such further information as is appropriate to make its determination and in such case the 20 Business Days for determination shall be extended by such period as shall be necessary.

9.22	The determination of the Expert shall be final and binding on the parties and shall be conclusive in any proceedings between the parties, save in the case of manifest error.

10.	SELLER LIMITATIONS

10.1

The liability of the Sellers under or in respect of any Claim (and, to the extent expressly provided, any other claim or demand under this agreement) shall be limited by, and all Claims and any other such claim or demand shall be dealt with in accordance with, the provisions set out in schedule 5 and part 1 of schedule 4 and shall be subject to the provisions of clause 15.

10.2

Nothing in this clause 10 or schedule 5 shall operate to exclude or limit any liability of any Seller or any remedy available to the Purchaser in relation to any Claim or other claim or demand in respect of or under this agreement against any Seller:-

10.2.1	in respect of the Individual Warranties or the Title Warranties (save as provided in paragraphs 1.1 and 1.2 of schedule 5); or

10.2.2	under the Environmental Indemnity contained in clause 9; or

10.2.3	in respect of clause 11 (Restrictive covenants); or

10.2.4	under the indemnities contained in clause 7.8 (save as provided in paragraphs 1.1 and 1.2 of schedule 5).

10.3

Nothing in this clause 10 or schedule 5 or in part 1 of schedule 4 shall operate to exclude or limit any liability of any Seller or any remedy available to the Purchaser in relation to any Claim against any Seller that arises or is delayed as a result of fraud or wilful concealment on the part of that Seller.

10.4

Notwithstanding any other provision of this clause 10 or of schedule 5 and part 1 of schedule 4, the liability of the Trustee Sellers shall not be personal but the maximum liability of the Trustee Sellers (in their capacity as Trustee Sellers) under the Acquisition Documents shall be limited to whichever is the lower of the aggregate value of the trust assets held by them, directly or indirectly, as trustees of the relevant Trust and the amount of the Consideration received by them as trustee of the relevant Trust, after deduction of:

10.4.1	any liability for Tax arising from the sale of the Shares by them;

10.4.2	any liability for Tax arising from any realisation of assets to satisfy any claim for breach of or non-compliance with or under any obligation under any Acquisition Document;

10.4.3	any liability for costs properly incurred by them in connection with the preparation and negotiation of the Acquisition Documents and matters incidental to them; and

10.4.4	any liability for costs properly incurred by them in relation to:

10.4.4.1	any claim for breach of or non-compliance with this agreement or any other Acquisition Document; and

10.4.4.2	any realisation of assets to satisfy any such claim.

11.	RESTRICTIVE COVENANTS

11.1

Each Individual Seller covenants with the Purchaser that it shall not at any time after Completion use or procure the use of any name which includes the words “Alco”, “Sub-Tek” or “Hi-Tek” or any word which is confusingly similar in connection with any Competing Business.

11.2

Each Individual Seller covenants with the Purchaser that it shall not for a period of 3 years after the Completion Date, either on its own behalf or jointly with or for any other person, directly or indirectly:

11.2.1	be engaged, concerned or interested in carrying on any Competing Business within the Restricted Area;

11.2.2

for the benefit of a Competing Business and to the detriment of any Group Company, solicit, contract with or engage any person who is at Completion, or was at any time during the two years immediately preceding the Completion Date, a supplier of goods or services to any Group Company if such dealings might cause such supplier to cease supplying, or reduce its supply of goods or services to the Purchaser Group or to vary adversely the terms upon which it conducts business with the Purchaser Group;

11.2.3	approach, canvass, solicit or accept the custom of any Customer to the detriment of any Group Company or use its knowledge of or influence over any Customer for the benefit of any Competing Business;

11.2.4	for the benefit of a Competing Business, solicit, employ or engage any person who is a Senior Employee.

11.3	Each of the covenants contained in clause 11.2 shall constitute a separate and independent restriction on each Individual Seller.

11.4	Nothing in clause 11.2 shall prohibit any Seller from:

11.4.1	holding any units of any authorised unit trust;

11.4.2

holding shares quoted or dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) as long as not more than five per cent of the shares of any class of any particular company (other than the Purchaser) is so held;

11.4.3	performing his duties as a Representative of the Purchaser Group; and

11.4.4

employing any person who responds to a recruitment advertisement or whose employment with the Purchaser Group has been terminated, provided that such response or termination was not solicited or induced directly or indirectly by that Seller;

11.4.5	dealing with the freehold or leasehold of any Property in his capacity as the owner of such freehold or leasehold title.

11.5

Each Individual Seller, having taken legal advice, agrees and acknowledges that the restrictions contained in this clause 11 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares.

11.6	The parties agree that any member of the Purchaser Group shall have the right to enforce the terms of this clause 11 in accordance with clause 16.

12.	CONFIDENTIALITY AND ANNOUNCEMENTS

12.1	Definitions

In this clause 11.5:

12.1.1	“Announcement” means the announcement in the Agreed Form to be issued on Completion by the parties;

12.1.2

“discloser” means the person making the announcement or disclosing or using the information; and, for the purposes of clause 12.6.1, includes, when such person is a member of the Purchaser Group, any other member of the Purchaser Group; and

12.1.3	“Relevant Party” means (a) when the discloser is a member of the Purchaser Group, each Seller; or (b) when the discloser is a Seller, the Purchaser and each other Seller.

12.2

Other than the Announcement, no party shall, and the Purchaser shall procure that the Purchaser Group shall not, at any time issue, or procure the issue of, any press release, circular or other publicity relating to the existence or provisions of this agreement or any other Acquisition Document or the sale of the Shares.

12.3

No Seller shall disclose to any person, or use for its own benefit, any Confidential Information of any Group Company that it holds at Completion (or which it subsequently receives pursuant to the terms of this agreement).

12.4

Each party shall, and the Purchaser shall procure that the Purchaser Group shall, at all times keep confidential the provisions and subject matter of, and the negotiations relating to, this agreement and any other Acquisition Document.

12.5	Clauses 12.2, 12.3 and 12.4 shall not restrict the making of any announcement or the disclosure or use of information:

12.5.1	with the prior written consent of the Relevant Party, such consent not to be unreasonably withheld or delayed;

12.5.2

to the extent required by (a) any law or Judgment; or (b) any Authority or securities exchange to which the discloser is subject or submits; provided that, in each case (unless such consultation is prohibited), such announcement is made or disclosure occurs after consultation (so far as reasonably practicable) as to the timing and content of such announcement or disclosure with the Relevant Party; or

12.5.3	that is consistent in all material respects with the Announcement, or any other announcement issued in accordance with this clause 12.5.

12.6	Clauses 12.3 and 12.4 shall not restrict the disclosure or use of information if and to the extent:

12.6.1

the information is or becomes publicly available (other than as a result of a breach by the discloser of any provision of (a) this agreement or (b) the confidentiality agreement between the Sellers and the Purchaser referred to in clause 12.7);

12.6.2	expressly required or permitted by this agreement or any other Acquisition Document;

12.6.3	required for the benefit of the Purchaser Group;

12.6.4

disclosure is made on a strictly confidential and need to know basis by the discloser to (a) (when the discloser is a member of the Purchaser Group) other members of the Purchaser Group; or (b) any of its or their Representatives, insurers, pension trustees, auditors or current or prospective funders;

12.6.5

as regards a Seller, is required or is considered necessary by him as part of, or in connection with the discharge by the Seller of his duties or obligations, to any member of the Purchaser Group pursuant to any agreement to which he is party with a member of the Purchaser Group; or (ii) the performance of his service agreement or contract of employment with a member of the Purchaser Group; or

12.6.6	required in connection with any legal action or proceedings (including any Acquisition Dispute).

12.7

The confidentiality agreement entered into by, or on behalf of, the Company and the Purchaser and dated 7 May 2014 shall terminate on Completion. Such termination shall not affect either party’s accrued rights (including the right to claim any remedy for breach or non-performance), obligations and liabilities under or in relation to the confidentiality agreement as at the date of termination.

13.	ACCESS TO INFORMATION

The Purchaser shall procure that:

13.1

all books of account, records, documents and information of any Group Company (in whatever form) relating to the period before Completion (“Group Company Information”) are preserved for seven years from the Completion Date and are retained in the UK; and

13.2

(on giving reasonable notice to the Purchaser) each Seller and its Representatives are permitted during normal business hours to have access to, and to take copies (at such Seller’s own expense) of, such Group Company Information as they reasonably require for tax or accounting purposes or to comply with any law, Judgment or requirement of any Authority or securities exchange to which such Seller is subject or submits, wherever situated, whether or not such requirement has the force of law.

14.	SELLERS’ REPRESENTATIVE

14.1	Subject to clause 14.5, each Seller irrevocably appoints the Sellers’ Representative as its agent:

14.1.1	to negotiate and agree and/or deal with the determination of the Consideration in accordance with clause 3 and schedule 7;

14.1.2	to take all actions and exercise all rights in relation to the Escrow Sum and the Escrow Account;

14.1.3	to negotiate, compromise, agree and settle any Acquisition Dispute with the Purchaser on its behalf; and

14.1.4	to act on its behalf in relation to any matter which this agreement expressly provides to be agreed or done by the Sellers’ Representative.

14.2

Without prejudice to clause 14.1, each Seller irrevocably agrees that any Notice, consent or agreement, election, demand or other action to be given, made or taken by such Seller (whether individually or with others) under or in connection with this agreement may be given, made or taken on its behalf by the Sellers’ Representative.

14.3	Each Seller irrevocably:

14.3.1	(subject to clause 14.5) undertakes to the Purchaser that the Sellers’ Representative has and shall retain the authority to bind it in relation to the matters referred to in clauses 14.1 and 14.2 (“Relevant Matters”);

14.3.2	agrees that the Purchaser shall be entitled to rely on any Notice or communication in writing provided by the Sellers’ Representative in relation to any Relevant Matter as binding on it; and

14.3.3	agrees that any Notice or communication in writing by the Sellers’ Representative to the Purchaser in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Sellers’ Representative as agent for all of the Sellers.

14.4	Each Seller:

14.4.1

(subject to clause 14.5) irrevocably appoints the Sellers’ Representative as its agent to accept service on its behalf of (a) Notices and (b) process in any legal action or proceedings before the courts of England and Wales or the jurisdiction in which the Purchaser is incorporated relating to any Acquisition Dispute;

14.4.2

irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to the Sellers’ Representative in accordance with the provisions of clause 28 (whether or not such Notice is forwarded to or received by such Seller); and

14.4.3	irrevocably agrees that failure by the Sellers’ Representative to notify it of the process will not invalidate the legal action or proceedings concerned.

14.5	If, for any reason, the Sellers’ Representative ceases to be able to act for the purposes of this clause 14 or no longer has a postal address in the United Kingdom, the Sellers shall immediately:

14.5.1	(subject to this clause 14.5) irrevocably appoint a substitute Sellers’ Representative with a postal address in the United Kingdom; and

14.5.2	notify the Purchaser of the name, relevant contact (where appropriate) and postal and email addresses of the substitute Sellers’ Representative.

Such appointment and notice shall be effective on the fifth Business Day after the date on which the notice given pursuant to clause 14.5.2 is deemed to have been served or delivered in accordance with clause 28.

14.6	If, on any occasion, there is no Sellers’ Representative:

14.6.1	the Purchaser shall be entitled to deal with the Sellers instead;

14.6.2	(except in clause 1 and in this clause 14) references in this agreement to the Sellers’ Representative shall be construed accordingly; and

14.6.3	for the purposes of clause 28.3, the relevant contact (where appropriate) and postal and email addresses of the Sellers shall be as set out in column (2) of schedule 1.

15.	SELLERS’ LIABILITY

15.1

Unless otherwise expressly provided in this agreement, any covenant, representation, undertaking, warranty, indemnity or other obligation given or assumed by more than one Seller in this agreement is given or assumed by each Seller severally in respect of itself only and not in respect of any other Seller (such that no Seller shall have any liability for any breach of this agreement by any other Seller) except that where there is more than one Trustee Seller of a Trust, any covenant, undertaking, warranty indemnity or other obligations shall be given or assumed jointly and severally by such Trustee Sellers in relation to such Trust.

15.2

If a Trustee Seller ceases to be a trustee of any of the Trusts of which he is a trustee, the obligations contained in this agreement shall cease to apply to him and he shall be released from liability for any breach of the terms of this agreement which occurs after the date of his ceasing to be a trustee of the Trust, provided that:

15.2.1

where the Trustee Seller remains a trustee of one or more Trusts, the obligations contained in this agreement shall continue to apply to him, and he shall retain liability, in respect of such Trust(s); and

15.2.2	the Purchaser has consented (such consent not to be unreasonably withheld or delayed) either:

15.2.2.1

to the appointment of a new trustee, where the new trustee appointed in his place executes a deed of adherence to this agreement in a form satisfactory to the Purchaser agreeing to adhere to and be bound by all the provisions of this agreement expressed to be binding on the new trustee as if he had been named as a Trustee Seller; or

15.2.2.2

when no new trustee is appointed to take the place of the retiring trustee, to the reduction in the number of trustees of the relevant Trust, provided that each of the remaining trustees of the relevant Trust was either an original party to this agreement as trustee of the Trust or has subsequently been appointed as trustee to the Trust and has executed a deed of adherence in the same terms as detailed in clause 15.2.2.1.

16.	ASSIGNMENT AND SUCCESSORS

16.1

In this clause 16, any reference to a party’s “rights under this agreement” includes all or any benefits or rights of that party under this agreement, including, in the case of the Purchaser, the Warranties (together with any cause of action arising out of or in connection with any Warranty).

16.2	Subject to clause 16.3, neither party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any other way with its rights under this agreement.

16.3

The Purchaser may assign, transfer or grant an Encumbrance over its rights under this agreement to any member of the Purchaser Group, provided that the Sellers shall incur no greater liability to such member than they would have had to the Purchaser if such assignment, transfer or grant of rights had not occurred.

16.4	This agreement shall be binding on and continue for the benefit of the successors, estate and personal representatives and assignees (as the case may be) of each party.

17.	THIRD PARTY RIGHTS

17.1

Except as provided in clauses 7.8.1 and 17.2, a person who is not a party to this agreement shall not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

17.2

The parties agree that any member of the Purchaser Group shall be entitled to enforce, either on its own or together with the Purchaser, the benefits and rights of the Purchaser under clauses 11 (Restrictive covenants) and 12 (Confidentiality and announcements) as if such member of the Purchaser Group was named as the Purchaser in this agreement, provided that:

17.2.1

any member of the Purchaser Group which is entitled to make a claim under this clause 17.2 shall be subject to the limitations contained in this agreement as if it was named as the Purchaser in this agreement;

17.2.2	no claim shall be brought by any member of the Purchaser Group without the express approval of the Purchaser; and

17.2.3	this clause 17.2 shall not result in the Sellers being liable to pay damages or other compensation or reimbursement more than once in respect of the same loss.

18.	COSTS AND EXPENSES

18.1

Unless otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this agreement.

18.2	The Purchaser shall pay promptly all stamp duty or other similar transfer Tax payable in connection with this agreement or its execution or on or in respect of the transfers of the Shares.

19.	PAYMENTS

19.1

Any payment to be made to any Seller under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the client account of the Sellers’ Lawyers. The Sellers’ Lawyers are irrevocably and unconditionally authorised to receive any sum paid to them in accordance with this clause 19.1, receipt of such sum in their client account shall be an effective discharge of the Purchaser’s obligation to pay such sum and the Purchaser shall not be concerned to see to the application of it.

19.2

Save as provided for in this agreement, any payment to be made to any Seller under this agreement or any other Acquisition Document shall be made in full, without any set-off, counterclaim, deduction or withholding whatsoever, except to the extent required by law (in which event, such deduction or withholding shall not exceed the minimum amount required by law, and the Purchaser shall simultaneously pay to that Seller whatever additional amount is required for the net amount received by that Seller to equal what would have been received if no such deduction or withholding had been required).

20.	FURTHER ASSURANCE

Each Seller shall, so far as it is reasonably able, from time to time and at the Purchaser’s expense, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the Purchaser may reasonably request to effect the transfer of the Shares held by such Seller to the Purchaser.

21.	ENTIRE AGREEMENT

21.1	In this clause 21, “Representation” means representation, warranty, statement or assurance (whether contractual or otherwise).

21.2

The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in connection with the transactions contemplated by the Acquisition Documents. Accordingly, they supersede and extinguish all previous agreements, arrangements and understandings between, and (except to the extent incorporated in the Acquisition Documents) all Representations given by, the parties in connection with such transactions.

21.3

Each party acknowledges that it has not relied on, or been induced to enter into any Acquisition Document by, any Representation given by any person (whether a party to this agreement or not) that is not incorporated in any Acquisition Document.

21.4	No party shall be liable in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way for any Representation that is not incorporated in any Acquisition Document.

21.5	No party shall be liable in tort or under the Misrepresentation Act 1967 for any Representation that is incorporated in any Acquisition Document.

21.6	This clause 21 shall not exclude or limit any liability or remedy arising as a result of any fraud or wilful concealment.

22.	EFFECT OF COMPLETION

Each provision of this agreement which is not fully performed at Completion (but which remains capable of performance) shall remain in full force and effect after Completion.

23.	SEVERANCE

If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of this agreement. If any illegal, invalid or unenforceable provision of this agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid or enforceable.

24.	VARIATION

No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of the Sellers’ Representative and the Purchaser.

25.	WAIVER AND CUMULATIVE REMEDIES

25.1

Unless otherwise expressly provided in this agreement, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by any failure to exercise or delay in exercising it; any single or partial exercise of it; any earlier waiver of it, whether in whole or in part; or any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy.

25.2

Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by law (including equitable remedies).

26.	REASONABLENESS

Each party confirms that it has received independent legal advice relating to all of the matters provided for the Acquisition Documents, and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of each Acquisition Document are fair and reasonable.

27.	COUNTERPARTS

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement.

28.	NOTICES

28.1

Any notice or other communication to be given or made to a party under or in connection with this agreement (“Notice”) shall be in English, in writing and signed by or on behalf of the party giving it.

28.2

Any Notice shall be sent to the relevant party at the postal or email address and (when relevant) for the attention of the person specified in clause 28.3. Service or delivery of a Notice must be effected:

28.2.1	personally, by hand delivery or by courier (using an internationally recognised courier company);

28.2.2	by prepaid recorded delivery post or equivalent if the address of the party receiving the Notice (“Recipient”) is in the same country as the party serving or delivering the Notice (“Sender”); or

28.2.3

by email, provided that when a Notice is served on or delivered to the Recipient by email, the Sender must deliver a copy of such Notice to the Recipient in accordance with the provisions of clauses 28.2.1 and 28.4.1 or clauses 28.2.2 and 28.4.2 by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been served or delivered in accordance with clause 28.4.3.

28.3	The postal and email addresses and relevant contacts of the parties for the purposes of clause 28.3 are:

Sellers:

For each Seller, the address set out opposite its name in column (2) of schedule 1.

Purchaser:

Graco Inc.

88 – 11th Avenue NE

Minneapolis, Minnesota 55413

Attn: General Counsel

Facsimile: +1-612-623-6944

E-mail: Karen_P_Gallivan@graco.com

with a copy to:

Purchaser’s Agent: Faegre Baker Daniels LLP

For the attention of: Melanie Wadsworth

Address: 7 Pilgrim Street, London EC4V 6LB

Facsimile: +44 7450 4545

Email: melanie.wadsworth@faegrebd.com

or, in each case, such other address or contact as a party may notify to the others in accordance with this clause 28 or clause 29.3. Notice of any change shall be effective six Business Days after the date on which it is deemed to have been served or delivered in accordance with this clause 28, or such later date as may be specified in the Notice.

28.4	Any Notice which has been served or delivered in accordance with clause 29.3 shall be deemed to have been served or delivered:

28.4.1	if served or delivered personally, by hand or by courier, at the time of service or delivery at the relevant address;

28.4.2	if posted by prepaid recorded delivery post or equivalent, at 10.00 am on the third Business Day after the date of posting; or

28.4.3	if sent by email, at the time the email is sent,

provided that if, under clauses 28.4.1 or 28.4.3, any Notice would be deemed to have been served or delivered after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9.00 am on the second of such Business Days.

28.5	In proving service or delivery of a Notice, it shall be sufficient to prove:

28.5.1

that the envelope containing the Notice was properly addressed and either (a) that service or delivery personally, by hand or by courier was made to such address; or (b) posted by prepaid recorded delivery post (or equivalent) and delivered to the address on it; or

28.5.2	in the case of email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 28.3.

29.	AGENT FOR SERVICE

29.1	In this clause 29, “Agent” means Faegre Baker Daniels LLP of 7 Pilgrim Street, London EC4V 6LB (or any substitute agent appointed pursuant to clause 29.3).

29.2	The Purchaser:

29.2.1

(subject to clause 29.3) irrevocably appoints the Agent as its agent to accept service on its behalf of (a) Notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute;

29.2.2

irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to the Agent in accordance with the provisions of clause 28 (whether or not such Notice is forwarded to or received by the Purchaser); and

29.2.3	irrevocably agrees that failure by the Agent to notify it of the process will not invalidate the legal action or proceedings concerned.

29.3	If, for any reason, the Agent ceases to be able to act as agent or no longer has a postal address in the United Kingdom, the Purchaser shall immediately:

29.3.1	(subject to this clause 29.3) irrevocably appoint a substitute agent with a postal address in the United Kingdom; and

29.3.2	notify the Sellers of the name, address and relevant contact (where appropriate) of the substitute agent.

Such appointment and notice shall be effective six Business Days after the date on which the notice given pursuant to clause 29.3.2 is deemed to have been served or delivered in accordance with clause 28.

30.	GOVERNING LAW, JURISDICTION AND LANGUAGE

30.1	This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English law.

30.2	The Purchaser irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.

30.3

The Purchaser irrevocably agrees that the courts of England and Wales are the most appropriate and convenient courts to settle Acquisition Disputes and, accordingly, the Purchaser will not argue to the contrary. Further, the Purchaser irrevocably agrees that a Judgment in any legal action or proceedings brought in the courts of England and Wales in relation to an Acquisition Dispute shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

30.4

This clause 30 is for the benefit of the Sellers only. Accordingly, the Sellers shall not be prevented from taking any legal action or proceedings relating to any Acquisition Dispute in the jurisdiction in which the Purchaser is incorporated, nor shall taking any legal action or proceedings in such jurisdiction preclude the Sellers taking legal action or proceedings in England or Wales (or vice versa), whether concurrently or not, to the extent permitted by the law of the other jurisdiction.

30.5	Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by law.

30.6	If this agreement is translated into any language other than English, the English language text shall prevail.

SCHEDULE 1: THE SELLERS, THE SHARES AND THE CONSIDERATION

[Omitted]

SCHEDULE 2: WARRANTED INFORMATION

[Omitted]

SCHEDULE 3: GENERAL WARRANTIES

1.	Share capital

1.1	The Shares together with the EMI Shares constitute the entire issued share capital of the Company, have been properly allotted and are fully paid up.

1.2

Subject to any outstanding registration requirements in relation to the transactions effected by the Minority Acquisition Agreements, the Company or another Group Company is the sole legal and beneficial owner of the entire issued share capital of each of the Subsidiaries. The issued shares of the Subsidiaries have been properly allotted and are fully paid up. There is no Encumbrance affecting any of the shares in the Subsidiaries, nor any agreement to create any such Encumbrance.

1.3	Save in relation to the EMI Options, no person has or has claimed any right (whether contingent or otherwise) to require any Group Company:

1.3.1	to allot, or grant rights to subscribe for, shares in any Group Company; or

1.3.2	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any Group Company.

2.	Corporate information

2.1	The particulars set out in parts 1 and 2 of schedule 2 relating to the Group Companies are accurate.

2.2	A copy of the current articles of association or other constitutional documents of each Group Company have been Disclosed.

2.3	There are no subsisting shareholder agreements in relation to any Group Company to which any Group Company is a party or by which it is bound.

3.	Interests in other companies, partnerships or joint ventures

3.1	No Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any body corporate (other than another Group Company).

3.2	No Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium.

3.3	No Group Company has had any subsidiary other than the Subsidiaries or been the subsidiary of any company or undertaking, other than another Group Company.

3.4	No Group Company has any branch, agency, permanent establishment or other place of business outside the United Kingdom, other than the Subsidiaries.

4.	Insolvency

4.1

No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to any Group Company or the whole or any material part of its assets or undertaking and, so far as the Sellers are aware, there are no circumstances which are likely to result in such an event.

4.2

No resolution has been passed or order made for the winding up of any Group Company. So far as the Sellers are aware, no petition has been presented for the winding up of any Group Company which has not been withdrawn or dismissed.

4.3	So far as the Sellers are aware:

4.3.1	no application has been made to court for an administration order in respect of any Group Company;

4.3.2	no notice of intention to appoint an administrator of any Group Company has been given or filed;

4.3.3	no Group Company has entered into any transaction or arrangement which is capable of being set aside, reversed, avoided or otherwise affected, in whole or in part, under any applicable insolvency law;

4.3.4	no Group Company has received any unlawful distribution (as defined in section 829 of the Companies Act 2006).

5.	Statutory books

5.1	Each Group Company’s statutory books are in its possession or under its control and have been properly kept and are up to date in all material respects.

5.2	No Group Company has received notice of any application for rectification of its register of members.

6.	Companies House

6.1

So far as the Sellers are aware, in the last three years, each Group Company has delivered the documents required by law to be delivered to the Registrar of Companies, or similar person, official or authority in any jurisdiction in which Group Company is incorporated and such documents were accurate in all material respects.

7.	Principal Accounts

The Principal Accounts:

7.1

were prepared in accordance with applicable laws and accounting practices generally accepted in the United Kingdom (or in the case of any Group Company (other than Alco Canada and Alco Singapore) incorporated outside the United Kingdom the country of incorporation) as at the date of the audit report on them and otherwise on a basis substantially consistent with the consolidated statutory group accounts of the Group Companies (other than Alco Canada and Alco Singapore) for the previous two financial years; and

7.2

gave a true and fair view of the state of affairs as at the Accounts Date, and of the profit or loss for the financial year ended on the Accounts Date, of the Group Companies (other than Alco Canada and Alco Singapore) taken as a whole.

8.	Canada Accounts and Singapore Accounts

Each of the Canada Accounts and Singapore Accounts:

8.1

were prepared in accordance with applicable laws and accounting practices generally accepted in Canada and Singapore respectively as at the date of the audit report on them and otherwise on a basis substantially consistent with the statutory accounts for Alco Canada and Alco Singapore for the previous two financial years; and

8.2	gave a true and fair view of the state of affairs as at the Accounts Date, and of the profit or loss for the financial year ended on the Accounts Date, of each of Alco Canada and Alco Singapore.

9.	Management Accounts

The Management Accounts:

9.1

were prepared in accordance with the normal practice of the Group Companies and, acknowledging that they have not been prepared on a statutory basis, on a basis substantially consistent with the Accounts; and

9.2

acknowledging that they have not been prepared on a statutory basis and have not been reviewed or considered by the Group Companies’ auditors, gave a reasonable indication of the aggregate income and expenses of the Group Companies for the period to which they relate.

10.	Accounting records

Each Group Company’s accounting records have been properly kept in accordance with the Companies Act 2006 (or similar applicable legislation in the country in which it is incorporated, if not in the United Kingdom), do not contain any material discrepancy or inaccuracy and are in its possession or under its control.

11.	Period since Accounts Date

Since the Accounts Date:

11.1	no resolution of the members or any class of members of any Group Company has been passed (other than resolutions relating to routine business at annual general meetings);

11.2	no Group Company has changed its accounting reference date;

11.3	the Group Companies have operated in all material respects in the ordinary course of business;

11.4	no Group Company has acquired or disposed of a business as a going concern;

11.5	(other than in the ordinary course of business) no Group Company has acquired or disposed of any fixed asset with a book value in excess of £50,000 or has agreed to do so;

11.6

(other than in the ordinary course of business), and other than for capital expenditure incurred in accordance with their capital expenditure budgets) the Group Companies have not incurred capital expenditure in excess of £50,000 in aggregate;

11.7	no dividend or other distribution of profits or assets has been, or has been agreed to be, declared, paid or made by any Group Company;

11.8	there has been no material adverse change in the turnover or financial position of any Group Company;

11.9	there has been no acceleration of the invoicing and/or collection of any Group Company’s debts; and

11.10	each Group Company has paid its creditors in accordance with the respective credit terms of that Group Company.

12.	Funding

12.1

Full details of all current bank borrowings and facilities available for additional borrowings of each Group Company have been Disclosed and no such funding is dependent on the guarantee or indemnity of, or security provided by any other person (other than another Group Company).

12.2	No Group Company has issued any loan capital (including debentures, loan notes and loan stock) that remains in issue. No Group Company has agreed to issue any such loan capital in the future.

12.3	No Group Company has received grants, subsidies, allowances, loan payments, guarantees or other financial assistance from Authorities that will become repayable as a result of Completion.

12.4	Details of all bank, deposit or other accounts of each Group Company have been Disclosed, including copies of the mandates under which such accounts are operated.

12.5

No Group Company has given or agreed to give any guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person (other than another Group Company).

12.6	No Group Company has any bank borrowings other than the Bank Debt.

13.	Assets

For the purposes of this paragraph 13 only, a “material asset” means an asset (other than the Property (but including any fixtures) and any IP) with a book value in the Accounts of, or one acquired since then at a purchase price of, more than £100,000.

13.1	Each Group Company legally and beneficially owns all material assets, free from any Encumbrance, other than those:

13.1.1	disposed of in the ordinary course of business;

13.1.2	subject to hire purchase or finance lease agreements which have been Disclosed;

13.1.3	acquired subject to retention of title clauses contained in written agreements which have been Disclosed; or

13.1.4	subject to liens arising by operation of law.

13.2

The assets owned or leased by the Group Companies comprise all the material assets reasonably necessary for the continuation of the business of each Group Company as currently carried on (but excluding ordinary course replacement of stock, raw materials and other consumables).

13.3	All material assets are in the possession of or under the control of the Group Companies (save where held by a third party in the ordinary course of business).

13.4

No Group Company has received written notice that it is in material breach of its obligations under any hire purchase or finance lease agreement under which any material asset is held by any Group Company, where such breach remains outstanding at the date of this agreement.

14.	Debtors

14.1	No Group Company is owed any sums other than trade debts incurred in the ordinary course of business.

14.2

No debt owing to any Group Company as at the Management Accounts Date has been factored, discounted or otherwise agreed to be sold by it or has been or, so far as the Sellers are aware, is likely to be disputed or subject to any set-off or counterclaim.

15.	Relationship with Sellers

15.1

No Group Company is, or has during the past six years been, a party to any agreement or arrangement in which any Seller or person connected with any Seller is or has been interested (other than contracts of employment for Individual Sellers) and no Group Company owes any sums to any person connected with any Seller (other than accrued emoluments for the current month).

16.	Property

16.1

The Property comprises all the land and premises owned, used or occupied by any Group Company and no Group Company has any right of ownership, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right, estate or interest in or affecting any land or buildings other than the Property.

16.2

No Group Company has any actual or contingent liability in respect of land or buildings that have, at any time before the date of this agreement, been owned, occupied and/or used by any Group Company and which are no longer owned, occupied or used by any Group Company.

16.3	The particulars set out in part 3 of schedule 2 relating to the Property are accurate.

16.4	No Group Company has given any guarantee or indemnity for any liability relating to the Property or any other land and buildings.

16.5	In relation to each lease under which any part of the Property is held:

16.5.1	the rents and other monies due and payable under it have been paid;

16.5.2	the Group Company named in part 3 of schedule 2 as its holder is solely legally and beneficially entitled to such lease;

16.5.3	no Group Company has received notice from the landlord that it is in breach of its obligations under such lease (which breach remains outstanding at the date of this agreement);

16.5.4	the rent at the date the lease was granted was the open market rent for the relevant property; and

16.5.5

so far as the Sellers are aware, all covenants, restrictions and encumbrances affecting the relevant property have been observed and performed in all material respects and no notice of any alleged breach has been received by any Group.

16.6	The Group Companies are the sole occupants of the Property and no right of occupation or any other right has been, or is in the course of being, acquired by or granted to any third party.

16.7	The Property is not subject to any agreement for sale, option to acquire, right of pre-emption or right of first refusal.

16.8

So far as the Sellers are aware, there are no material disputes or proceedings relating to the Property or its use, including any dispute with the owner or occupier of any neighbouring land, and the Sellers are not aware of any breach of the landlord’s obligations (including insurance obligations) in each lease set out in part 3 of schedule 2.

16.9	No Group Company has received formal or informal notice from any Authority that the current use of the Property is in breach of planning or zoning laws.

16.10	Landlord’s consent has been obtained for all tenant’s works requiring landlord’s consent at the Property and there are no alterations to the Property which are in the process of being carried out.

16.11	So far as the Sellers are aware, the Property is not subject to any matters which are overriding interests under the Land Registration Act 2002.

16.12

So far as the Sellers are aware, the Group Companies have complied with all planning permissions applied for by a Group Company and materially complied with all planning law and all buildings regulations for the time being in force in relation to the Group Companies’ interest in the Property.

16.13	All adverse reports on the Property within the possession of any Group Company have been Disclosed.

16.14

All written replies to enquiries given by or on behalf of the Sellers or any Group Company in relation to the Property and replies to Commercial Property Standard Enquiries were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead given on the date of this agreement.

17.	Environmental matters

17.1

Each Group Company has obtained and complies with the licences, registrations, consents, permits and authorisations required from any Authority by Environmental Laws to carry on its business in all material respects as currently conducted (“Environmental Licences”) and the Sellers have not received written notice stating that any such Environmental Licence will be suspended, varied, revoked or terminated or not be renewed.

17.2	In the last three years, no Group Company has received written notice from any Authority that it is in breach of any Environmental Licence.

17.3

No Group Company has received any enforcement, prohibition, improvement, remediation, compliance or similar notice from any Authority relating to Environmental Laws and the Sellers are not aware of any breach of or liability under Environmental Laws in respect of any Group Company.

17.4	No Group Company is engaged in any civil or criminal proceedings relating to Environmental Laws or subject to any Judgment which relates to Environmental Laws.

17.5

So far as the Sellers are aware and except for circumstances permitted under Environmental Law there have not been and are not currently any Hazardous Substances at, on or under the Property and no Hazardous Substances have been emitted, escaped or migrated from any Property.

17.6	No Group Company has any outstanding liability under Environmental Laws by reason of their having owned, occupied or used any property other than the Property.

17.7	No Group Company has given or received any warranties or indemnities or agreed any apportionment of liability in respect of any liabilities duties or obligations that arise under Environmental Laws.

18.	Insurance

18.1	Summary details of the insurance policies maintained by any Group Company have been Disclosed (“Insurance Policies”). The premiums due in respect of such policies have been paid when due.

18.2	So far as the Sellers are aware, each of the Insurance Policies is in full force and effect and there are no circumstances which are likely to make any of such policies void or voidable.

18.3

Details of all insurance claims made by any Group Company in the last 12 months have been Disclosed. No insurer has disputed or refused or given any indication that it intends to dispute or refuse any outstanding insurance claim.

18.4	No Group Company has any individual insurance claims in excess of £50,000 outstanding.

19.	IP

19.1	Each Group Company owns, or has licensed to it, the IP necessary to carry on its business in all material respects as currently conducted.

19.2	Details of the IP which is registered, or the subject of an application to register it, in the name of any Group Company (“Registered IP”) have been Disclosed.

19.3	The registration and renewal fees relating to the Registered IP that have fallen due have been paid.

19.4

No Group Company has received any written notice challenging the validity or ownership of any Registered IP and no Group Company is on notice that any Registered IP or material IP used under licence is likely to be subject to challenge, opposition or attack or any ownership claim.

19.5

Details of any licences granted to third parties for use of the Registered IP have been Disclosed. So far as the Sellers are aware, no Group Company or any counterparty is in material breach of any such licence.

19.6	So far as the Sellers are aware no third party has infringed, misappropriated or otherwise violated any IP of any Group Company.

19.7

So far as the Sellers are aware (having made no enquiries of any licensee of the IP of any Group Company), the activities of the Group Companies and of any licensee of their IP have not infringed, misappropriated or otherwise violated and are not likely to infringe, misappropriate or violate the IP of any third party.

19.8

Details of the licences (other than software licences) granted to any Group Company relating to the IP used in, and which is material to, the business of any Group Company (“Material IP Licences”) have been Disclosed.

19.9

No Group Company has received written notice from any counterparty to any Material IP Licence that it is in material breach of such licence (which breach remains outstanding at the date of this agreement).

19.10	All source code relating to any proprietary software owned by any Group Company is in the exclusive possession or under the direct control of the Company.

20.	Computer Systems

20.1	Details of the Group Companies’ disaster recovery plans for the Computer Systems have been Disclosed.

20.2

In the last 12 months, there has been no failure, breakdown or security breach of the Computer Systems which had a material adverse effect on the Group Companies taken as a whole and the Sellers are not aware of any such circumstances that are likely to give rise to such effect.

21.	Data protection

21.1	Each Group Company has complied in all material respects with all applicable data protection laws (including the Data Protection Act 1998).

21.2

No Group Company has received any notice from any Authority alleging non-compliance with applicable laws relating to processing of personal data and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any such notice.

21.3	So far as the Sellers are aware, no Group Company has received any complaint from any individual about its use of his personal data.

22.	Confidential Information

So far as the Sellers are aware, there has been no material misuse of any ’Confidential Information that has had a material adverse effect on the Group Companies taken as a whole.

23.	Key Contracts

23.1

Details of the principal terms of each contract with each Key Supplier (“Key Supplier Contract”) and any other contract which is material to the Group taken as a whole (“Material Contract”) have been Disclosed.

23.2	No Key Supplier Contract and no Material Contract was entered into other than in the ordinary course of business.

23.3

No Group Company is in material breach of any Key Supplier Contract or any Material Contract, nor has it received written notice from any counterparty that it is in material breach of such contract (being a breach that would entitle the counterparty to terminate it and which would, if terminated, have a material adverse effect on any Group Company).

23.4

So far as the Sellers are aware, no counterparty to any Key Supplier Contract or any Material Contract is in material breach of it (being a breach that would have a material adverse effect on any Group Company).

23.5

No Group Company has received notice from any counterparty to a Key Supplier Contract or any Material Contract that it intends to terminate it and the Sellers are not aware of any circumstances which lead them to believe that any such notice is likely to be given.

23.6	No Group Company is party to or bound by or liable under any Material Contract which:

23.6.1	involves expenditure or other liability on its part in the next 12 months of more than £50,000 in aggregate or payment to it of more than £50,000 in aggregate; or

23.6.2	involves or may involve expenditure by or other liability for the Group Companies of £50,000 or more per annum and cannot be terminated on less than 12 months’ notice.

24.	Products and Customer Complaints

24.1	Copies of each Group Company’s current standard terms and conditions of sale have been Disclosed.

24.2	Each Group Company contracts with its customers using such standard terms and conditions and details of any material variations to such standard terms and conditions are contained in the Data Room.

24.3	Details of each material customer claim in the last five years which resulted in a payment or refund to the customer and had a material adverse effect on a Group Company have been Disclosed.

24.4	So far as the Sellers are aware, there has not been any recall of products manufactured or sold by any Group Company.

24.5

Save as set out in its standard terms and conditions of sale Disclosed or as implied by law, no Group Company has given any guarantee or warranty in respect of goods or services that have been or will be sold, supplied or provided by it.

25.	Licences

25.1

Each Group Company has obtained the licences, registrations, consents, permits and authorisations required from any Authority (other than pursuant to Environmental Laws) to carry on its business in all material respects as currently conducted, including any export licences, (“Licences”) and such licences are in full force and effect.

25.2

No Group Company has received notice from any Authority that it is in breach of any Licence (which breach remains outstanding at the date of this agreement) and so far as the Sellers are aware, there are no circumstances which are likely to result in any Licence being suspended, varied, revoked or terminated or not being renewed.

26.	Competition

26.1

No Group Company has given any formal written assurance or undertaking to any Authority in relation to competition laws in any jurisdiction in which it carries on business (“Competition Laws”) which materially affects its ability to carry on its business as currently conducted.

26.2

So far as the Sellers are aware, no Group Company is or has been party to or involved in any agreement, understanding, arrangement, practice or conduct which may infringe or has infringed Competition Laws.

26.3	So far as the Sellers are aware, no Group Company is or has been the subject of any formal investigation by any Authority in relation to Competition Laws.

27.	Powers of attorney

So far as the Sellers are aware, no Group Company has given any power of attorney which remains in force (other than those given to its officers and employees in the ordinary course of business or to the holder of an Encumbrance solely to facilitate its enforcement).

28.	Employees and terms of employment

28.1	The following have been Disclosed:

28.1.1	a schedule of the employees of the Group Companies which includes their names, employing entity, remuneration (including basic salary, bonuses and commission), benefits (including any car allowance, sick pay, private health insurance, life assurance, permanent health insurance, pension and other benefits) and which type of employment contract they are employed under;

28.1.2	copies of the signed contracts of employment of the Senior Employees;

28.1.3	copies of the standard terms and conditions, staff handbooks and employment policies which apply to each Group Company’s employees; and

28.1.4

copies of the share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Group Companies’ employees and confirmation of which schemes apply to which employees.

28.2	No Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its employees.

28.3	Each contract of employment between a Group Company and its employees can be terminated, in accordance with its terms, by that Group Company giving three months’ notice or less at any time.

28.4

No Group Company owes anything to any employee other than remuneration for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims.

28.5	Every employee who requires permission to work in the country in which they are based has current and lawful permission to work in such country.

28.6	No Group Company operates, or has ever operated, a permanent health insurance or similar scheme for its employees.

28.7	No Group Company has any current or anticipated disciplinary or grievance proceedings or appeals in respect of any employee.

28.8

Within the past two years (i) no Group Company has implemented any redundancies and no redundancies are currently planned or envisaged by any Group Company; and (ii) there has been no relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any Group Company or any employees.

28.9

In respect of its employees and workers, each Group Company has (i) performed all material obligations and duties it is required to perform (and settled all outstanding claims), whether arising under contract, statute, at common law or in equity or under any treaties including the Treaty on the Functioning of the European Laws or laws of the European Union or otherwise; and (ii) complied with the material terms of any relevant agreement or arrangement with any employee representative or board of employees or their representatives, whether or not legally binding.

28.10	No Group Company operates any enhanced or contractual redundancy policy or any other scheme which provides enhanced benefits on termination of employment.

28.11	No Group Company uses the services of any atypical workers, including contractors, self-employed consultants, agency workers, casual workers, part-time or fixed term workers or employees.

28.12	The Group Companies have correctly classified the legal status of atypical workers (to the extent engaged by any Group Company).

29.	Senior Employees

29.1	No Group Company has given notice of termination, or received notice of resignation from, any Senior Employee.

29.2	No Group Company has made any offer of employment to any person who, if employed, would have a basic salary of £30,000 which has either been accepted or remains open for acceptance.

29.3	No Senior Employee will become entitled to any payment or change in terms of employment or other benefit, or be entitled to give notice to terminate his employment, solely as a result of Completion.

30.	Trade unions, etc

No Group Company has any agreement or arrangement with, or recognises, any trade union, works council, staff association or other body representing any of its employees and no Group Company is, or has been in the past two years, involved in any discussion or negotiation for recognition of the same.

31.	Employment disputes and proceedings

31.1	No Group Company is involved in any industrial dispute and, so far as the Sellers are aware, no such dispute is pending or threatened.

31.2	There is no current or outstanding claim against any Group Company from any of its employees or former employees and, so far as the Sellers are aware, none is pending or threatened.

32.	Pension obligations

32.1

No Group Company has any obligation or liability to provide Pension Benefits, or to contribute or provide access to any arrangement which provides Pension Benefits, other than under the Pension Scheme.

32.2	No Group Company has received a contribution notice or financial support direction from The Pensions Regulator.

32.3	Each Group Company has complied in all respects with the Pensions Act 2008.

33.	Pension Schemes

33.1	Copies of the governing documentation in relation to the Pension Scheme have been Disclosed.

33.2	So far as the Sellers are aware, the Pension Scheme is operated in compliance with the provisions of its governing documentation and applicable laws.

33.3	All contributions which have fallen due for payment in relation to the Pension Scheme have been paid.

33.4	The Pension Scheme is a registered pension scheme for the purposes of the Finance Act 2004.

33.5	All benefits (other than lump sum benefits on death in service) payable under the Pension Scheme are money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).

33.6	There is no litigation against any Group Company in relation to the Pension Scheme.

34.	Compliance with laws

Each Group Company conducts its business in all material respects in accordance with all applicable laws, including any applicable anti-corruption laws.

35.	Effect of the transaction

35.1

The entry into and performance of obligations under the Acquisition Documents will not breach or require the consent of any person under any contract with a Customer, Key Supplier Contract, Material Contract, Insurance Policy, Licence, Environmental Licence or Material IP Licence nor will it result in the automatic termination of, or enable any person to terminate or alter the terms of, any such contract.

35.2

No Group Company has paid or is liable for any finder’s fee, brokerage or other commission or advisers’ fees, costs or expenses in connection with the transactions contemplated by the Acquisition Documents.

36.	Litigation

36.1

No Group Company is engaged in any civil, criminal, regulatory or arbitration proceedings or any other form of alternative dispute resolution that are likely to have a material adverse effect on any of the Group Companies (“Proceedings”).

36.2	So far as the Sellers are aware there are no Proceedings pending or threatened by or against any Group Company, nor are there any circumstances which are likely to give rise to any Proceedings.

37.	Judgments

There is no outstanding Judgment against any Group Company.

SCHEDULE 4: TAX

Part 1: Tax Covenant

1.	Definitions and Interpretation

1.1     In this schedule:

“Accounts Relief” means (a) a Relief which has been treated as an asset in the Completion Statements; or (b) a Relief which has been taken into account in computing a provision for Tax which appears in the Completion Statements or has resulted in no provision for Tax being made in the Completion Statements;

“Actual Tax Liability” means a liability of the Company to make a payment of Tax;

“Assessment” means any claim, notice, demand, assessment, self-assessment, letter or other document issued or any action taken by or on behalf of any person (including a Tax Authority) from which it appears that the Company has or may have a Tax Liability;

“Corresponding Relief” has the meaning given to it in paragraph 7.1;

“CTA 2009” means the Corporation Tax Act 2009;

“Effective Tax Liability” means (a) the unavailability of any Accounts Relief or (b) the set-off against any Tax or against income, profit or gains of any Accounts Relief or any Post-Completion Relief in circumstances where, but for such set-off, an Actual Tax Liability would have arisen for which the Sellers would have been liable to the Purchaser under the Tax Covenant;

“EMI Options” means the enterprise management incentive share options granted over an aggregate of 3,970 ordinary shares of £0.10 shares in the capital of the Company at an exercise price of £28.29 per ordinary share to the following individuals on 29 January 2014:

Name of optionholder	Number of shares under option

[Omitted]	1,234

1,213

355

242

176

79

103

82

81

88

106

Name of optionholder	Number of shares under option

70

141

“Event” means any act, omission, event or transaction;

“HMRC” means HM Revenue and Customs and any predecessor or successor bodies;

“Post-Completion Relief” means a Relief to the extent that it arises after Completion;

“Relevant Amount” means in relation to an over-provision, under-stated right to repayment of Tax (including any interest or repayment supplement) or Corresponding Relief referred to in paragraph 7.1, an amount equal to such over-provision, under-stated right to repayment of Tax or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised by the Company;

“Relevant Company” means each company falling within the definition of “Group Company” together with any other company which is, or has at any time been, treated for the purposes of any Tax as being a member of the same group of companies as the Purchaser or as being associated with the Purchaser for Tax purposes;

“Relevant Periods” means all accounting periods of the Company ended on or prior to Completion;

“Relief” means any loss, relief, allowance, credit, deduction, exemption or set-off in respect of Tax or any right to repayment of Tax, and in the case of a right to repayment of Tax includes any interest or repayment supplement;

“Sellers’ Relief” means any Relief other than an Accounts Relief or a Post-Completion Relief or any Relief that arises at any time in a member of the Purchaser Group which is not a Group Company;

“Straddle Period” means the accounting period of the Company current at Completion;

“Tax” means any form of tax and any duty, levy, impost or tariff in the nature of tax but excluding uniform business rates, council tax, water rates and other local authority rates or charges;

“Tax Authority” means any Authority or body competent to impose, assess, collect or administer any Tax;

“Tax Liability” means any Actual Tax Liability, Effective Tax Liability or other liability of the Company which gives or may give rise to a Tax Claim;

“unavailable” or “unavailability” means not available for any reason; and

“VAT” means value added tax.

1.2

The provisions of this paragraph 1 and paragraphs 3 to 8 of part 1 of this schedule shall apply for the purposes of any Tax Claim (regardless of whether it is a claim by the Purchaser under the Tax Covenant or in respect of a breach of a Tax Warranty), except where expressly provided otherwise.

1.3

In this schedule, references to “Company” shall in addition to the Company include every Subsidiary to the intent and effect that the provisions of this schedule shall apply to, and be given in respect of, each Subsidiary as well as the Company.

1.4	The value of an Effective Tax Liability is:

1.4.1	if the Accounts Relief which is unavailable is a right to repayment of Tax, the amount of the repayment which is unavailable; and

1.4.2

if the Accounts Relief which is unavailable is not a right to repayment of Tax, the amount of additional Tax which the Company is liable to pay which it would not have been liable to pay had the Accounts Relief been available.

1.5

In this schedule, references to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains treated for the purposes of the relevant Tax as having been earned, accrued or received.

1.6	In this schedule, references to a Tax Liability arising by reference to any Event shall include a Tax Liability where the Event is treated for the purposes of the relevant Tax as having occurred.

1.7	In this schedule, references to paragraphs and sub-paragraphs are to the appropriate provisions in this part 1 (Tax Covenant).

2.	Tax Covenant

2.1

Subject to the provisions of this schedule and subject also to the provisions of schedule 5 of this Agreement, each Seller jointly and severally covenants to pay to the Purchaser (so far as legally possible by way of repayment of the Consideration) an amount equal to:

2.1.1	any Actual Tax Liability arising as a result of any Event which occurred or any income, profits or gains which were earned, accrued or received on or before Completion;

2.1.2	the value of any Effective Tax Liability;

2.1.3

any Actual Tax Liability of the Company arising by reference to the non-payment of Tax by the Sellers or any person (other than the Company) which is at Completion or has before Completion been connected with the Sellers for Tax purposes;

2.1.4	any liability for inheritance tax which:

2.1.4.1	is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

2.1.4.2	has at Completion given rise to a charge on any of the Shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the Shares or assets of the Company; or

2.1.4.3	after Completion gives rise to a charge on any of the Shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the Shares or assets of the Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring), provided that any right to pay tax by instalments shall be disregarded and the provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payment falling to be made under this schedule;

2.1.5

any Actual Tax Liability of the Company which consists of a liability to account for income tax and/or national insurance contributions in respect of an option or other right to acquire shares or securities granted by the Company prior to Completion; and

2.1.6	the reasonable out-of-pocket costs properly incurred by the Purchaser in connection with a successful claim under this paragraph 2.

3.	Limitations

3.1	The Sellers shall not be liable in respect of any Tax Claim to the extent that:

3.1.1

the Consideration has been reduced as a result of provision, reserve or allowance having been made in the Completion Statements in respect of the matter of thing giving rise to such Tax Claim or the payment or discharge of the matter or thing giving rise to such Tax Claim having been taken into account in the Completion Statements; or

3.1.2	the matter or thing giving rise to such Tax Claim has been discharged prior to Completion at no cost or loss to a Group Company; or

3.1.3

the matter or thing giving rise to such Tax Claim results from any change in law (including any increase in the rate of Tax or variation in the method of applying or calculating the rate of Tax), generally accepted accounting practice or the published practice of a Tax Authority occurring after Completion; or

3.1.4	the matter or thing giving rise to such Tax Claim results from any voluntary act, transaction or omission of any member of the Purchaser Group (at any time) or the Company (after Completion) other than, in the case of the Company, any such act, transaction or omission:

3.1.4.1	carried out under a legally binding obligation created on or before Completion; or

3.1.4.2	carried out in the ordinary course of the business of the Company as at Completion; or

3.1.4.3	carried out at the specific written request of the Seller;

3.1.5

the matter or thing giving rise to such Tax Claim arises by reason of a voluntary disclaimer, revocation or revision by the Company after Completion of any Relief validly claimed by the Company on or before Completion or the entitlement to which was taken into account in preparing the Completion Statements other than in one of the circumstances set out in paragraph 3.1.4.1 or paragraph 3.1.4.3; or

3.1.6

the matter or thing giving rise to such Tax Claim would not have arisen but for a failure by the Purchaser or the Company after Completion to make any election, give any notice or claim any Relief, the making, giving or claiming of which was taken into account in determining the amount of any provision or reserve for Tax in the Completion Statements other than in one of the circumstances set out in paragraph 3.1.4.1 or paragraph 3.1.4.3; or

3.1.7

the matter or thing giving rise to such Tax Claim arises by virtue of any change after Completion in the bases, methods or policies of accounting of the Purchaser or the Company except, in the case of the Company, where such change is necessary to comply with the law or generally accepted accounting practice in force at Completion; or

3.1.8

the matter or thing giving rise to such Tax Claim arises in respect of an amount of income, profit or gain actually earned, accrued or received by the Company before Completion, and retained by the Company at Completion, but not reflected in the Completion Statements; or

3.1.9

the matter or thing giving rise to such Tax Claim is a liability of the Company to pay Tax in circumstances where the Company has collected, invoiced or deducted an amount on account of such Tax and is holding that amount in preparation for making payment to the relevant Tax Authority on the relevant due date save to the extent that any such amount is included in the Completion Statements and has increased the Consideration; or

3.1.10

the matter or thing giving rise to such Tax Claim arises due to the fact that any instalment of corporation tax paid prior to Completion pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) is insufficient, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of income, profits or gains to be earned, accrued or received after

Completion proving to be incorrect, or but for any other Event (including a change in law) occurring after Completion; or

3.1.11

the matter or thing giving rise to such Tax Claim would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by the Company, being a cessation or change occurring on or after Completion; or

3.1.12

the matter or thing giving rise to such Tax Claim results from the Company becoming associated with any company or companies at or following Completion (provided that this limitation shall not apply to any Tax Claim arising as a result of the transactions effected by the Minority Acquisition Agreements) ; or

3.1.13

the Purchaser or the Company is compensated for the matter or thing giving rise to such Tax Claim by insurers or the matter or thing giving rise to such Tax Claim is otherwise discharged without cost to the Purchaser or the Company; or

3.1.14

any Sellers’ Relief is available or is made available (at no cost) to the Company or any member of the Purchaser Group to set against or otherwise mitigate or reduce the liability of or in respect of Tax in question, or would have been so available but for the failure of the Company or the relevant member of the Purchaser Group to claim such Reliefs or to take other reasonable steps to obtain such Reliefs where such Reliefs were taken into account in the Completion Statements and the Purchaser was given full details of them; or

3.1.15	the matter or thing giving rise to such Tax Claim arises by virtue of the Purchaser failing to discharge its obligations under this Agreement.

3.2	The Sellers shall not be liable in respect of any Tax Claim unless details of the Tax Claim have been notified in writing to the Sellers within seven years of Completion.

3.3	The Sellers shall not be liable more than once in respect of the same loss under this Agreement.

4.	Conduct in relation to Assessments

4.1

If the Purchaser or the Company becomes aware of any Assessment which gives or may give rise to a Tax Claim, the Purchaser shall, or shall procure that the Company shall, as soon as reasonably practicable notify the Sellers’ Representative of the Assessment, but such notification shall not be a condition precedent to the liability of the Sellers in respect of any Tax Claim.

4.2

Subject to paragraphs 4.4 and 4.5, the Purchaser shall, and shall procure that the Company shall, take such action and give such information and assistance in connection with the affairs of the Company as the Sellers’ Representative may reasonably request by notice in writing to avoid, resist, appeal or compromise the Assessment, subject to the Sellers having first indemnified the Company and the Purchaser to the Purchaser’s reasonable satisfaction against all reasonable costs which may be incurred in taking action and giving information and assistance pursuant to this paragraph 4.2 and paragraph 4.3.

4.3

The Purchaser shall keep the Sellers’ Representative informed of any progress in settling the Assessment, and shall procure that copies of all material correspondence sent to or received from a Tax Authority pertaining to it are sent to the Sellers’ Representative as soon as reasonably practicable (having afforded the Sellers’ Representative a reasonable opportunity to comment on any correspondence sent to any Tax Authority).

4.4	The actions which the Sellers’ Representative may reasonably request under paragraph 4.2 shall not include:

4.4.1	allowing the Sellers’ Representative or their professional advisers to take on or take over the conduct of any action or proceedings of any nature arising in connection with the Assessment;

4.4.2	agreeing to the settlement or compromise of any Assessment which is likely to adversely affect the future liability to Tax of the Purchaser or any member of the Purchaser Group; and

4.4.3

contesting any Assessment before any court, tribunal or other appellate body unless, at the expense of the Sellers, the Sellers’ Representative obtains the written opinion of Tax counsel of at least seven years’ call that, after the disclosure of all relevant information and having regard to all relevant circumstances, on the balance of probabilities the action will succeed.

4.5	The Purchaser and any Group Company shall be free without reference to the Sellers to deal with any Assessment in their absolute discretion if:

4.5.1	the Sellers’ Representative confirms in writing that the Sellers accept the Assessment;

4.5.2

the Sellers’ Representative has not, within 30 Business Days of receipt of notice of Assessment under paragraph 4.1, requested that the Purchaser or any Group Company take any action pursuant to paragraph 4.2; or

4.5.3

the Assessment involves any written allegation made by a Tax Authority of any fraud on the part of a Group Company before Completion in respect of that Assessment, unless that written allegation is proven to have been mistaken; or

4.5.4	the Sellers fails to indemnify the Purchaser or any Group Company as required by paragraph 4.2 within 10 Business Days of the request to do so.

5.	Payment and Due Date

5.1	Where the Sellers become liable to make a payment in respect of a Tax Claim or otherwise under this schedule, the due date for the making of that payment shall be:

5.1.1	in the case of an Actual Tax Liability, the later of:

5.1.1.1	the fifth Business Day after the Purchaser makes a demand for payment; and

5.1.1.2	the fifth Business Day before the date on which the Tax is due or payable;

5.1.2	in the case of an Effective Tax Liability, the later of the fifth Business Day after the Purchaser makes a demand for payment and:

5.1.2.1	where the Accounts Relief which is unavailable was a right to repayment of Tax, the first date on which the Company otherwise would have received such repayment had it been available; or

5.1.2.2	where the Accounts Relief which is unavailable was not a right to repayment of Tax, the fifth Business Day before the date on which the Company first becomes liable to make a payment of Tax which it otherwise would not have had to make but for the unavailability of such Accounts Relief; and

5.1.3	in any other case, the fifth Business Day after the Purchaser makes a demand for payment.

5.2

All payments made by the Sellers in respect of a Tax Claim shall be paid without any deduction or withholding unless a deduction or withholding is required by law. If a deduction or withholding is required by law, the Sellers shall pay such additional amount as is required to ensure that the net amount received by the Purchaser will equal the amount which the Purchaser otherwise would have received had no such deduction or withholding been required.

5.3

If any additional amount is paid by the Sellers pursuant to paragraph 5.2 and the Purchaser receives a Relief by reason of the deduction or withholding in respect of which the Sellers have paid the additional amount, the Purchaser shall promptly repay to the Sellers such amount as will leave the Purchaser (after payment) in the same after-Tax position it would have been in had the Sellers not been required to make an additional payment pursuant to paragraph 5.2.

5.4

If the Purchaser is subject to Tax in respect of any payment made by the Sellers in respect of a Tax Claim and such Tax arises other than as a result of any voluntary act of the Purchaser, the amount payable shall be increased by such amount as will ensure that after reduction by the Tax in question, the Purchaser shall retain an amount equal to the amount it otherwise would have retained had no such Tax arisen.

5.5

If the Purchaser assigns the benefit of any of its rights arising under this schedule or this Agreement, the Sellers shall not be liable pursuant to paragraph 5.2 or 5.4 other than to the extent that the Sellers would have been so liable had no such assignment occurred.

6.	Tax Returns

6.1	The Sellers’ Representative or their agent shall at the cost and expense of the Company:

6.1.1	prepare the Tax returns of the Company for all Relevant Periods (to the extent not prepared and submitted before Completion);

6.1.2	prepare all documentation and deal with all other matters (including correspondence) relating to the Tax returns of the Company for the Relevant Periods; and

6.1.3

at least 20 Business Days prior to submission to the relevant Tax Authority, deliver to the Purchaser for comment any Tax return and/or related documentation for the Relevant Periods and make such amendments to them as the Purchaser may reasonably request in writing.

6.2	The Purchaser shall:

6.2.1

procure that the Company causes the Tax returns and other documentation and matters mentioned in paragraphs 6.1.1 and 6.1.2, except to the extent that in the Purchaser’s opinion (acting reasonably) they are not true and accurate in all material respects, to be authorised, signed and submitted to the appropriate Tax Authority without amendment or with such amendments as the Sellers’ Representative shall agree (such agreement not to be unreasonably withheld); and

6.2.2

give and procure that the Company gives the Sellers’ Representative or their agent all such assistance as may be required to prepare the Tax returns and documentation mentioned in paragraphs 6.1.1 and 6.1.2 and conduct matters relating to them in accordance with the Sellers’ Representative’s rights under paragraph 6.1.

6.3

The Purchaser or its duly authorised agent shall prepare the Tax returns and related documents of the Company and deal with all other matters relating to those Tax returns for all accounting periods ending after Completion. In relation only to the Straddle Period the Purchaser shall or shall procure that the Company:

6.3.1

at least 20 Business Days prior to submission to the relevant Tax Authority, delivers to the Sellers’ Representative for comment any Tax return and/or related documentation for the Straddle Period and make such amendments to them as the Sellers’ Representative may reasonably request in writing; and

6.3.2	gives the Sellers’ Representative or their agent all such assistance as may be reasonably required to exercise their right to comment under sub-paragraph 6.3.1.

7.	Over-Provisions and Corresponding Benefit

7.1	If before the fifth anniversary of the date of this Agreement:

7.1.1

any provision for Tax in the Completion Statements (excluding any provision for deferred tax) proves to be an over-provision (applying the accounting policies adopted for the purposes of the Completion Statements); or

7.1.2

any right to repayment of Tax (including any interest or repayment supplement) which has been treated (or, in accordance with generally accepted accounting practice, could have been treated) as an asset in the Completion Statements proves to have been understated (applying the accounting policies adopted for the purposes of the Completion Statements); or

7.1.3

a payment by the Sellers in respect of any Tax Claim, or matter or thing giving rise to such Tax Claim, gives rise to a Relief (other than an Accounts Relief or a Post-Completion Relief) for the Company which would not have otherwise arisen (a “Corresponding Relief”), then the Relevant Amount shall be dealt with in accordance with paragraph 7.2.

7.2	The Relevant Amount:

7.2.1	shall first be set off against any payment then due from the Sellers under a Tax Claim;

7.2.2

to the extent there is an excess of the Relevant Amount after any application of it under sub-paragraph 7.2.1, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers in respect of any Tax Claim and not previously refunded under this sub-paragraph up to the amount of such excess; and

7.2.3

to the extent that the excess referred to in sub-paragraph 7.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under a Tax Claim.

7.3

If the Purchaser or the Company becomes aware of any circumstances which give rise or may give rise to the application of paragraph 7.1, the Purchaser shall or shall procure that the Company shall as soon as reasonably practicable give written notice of the same to the Sellers.

7.4

The Sellers may (at their own cost) require the auditors for the time being of the Company to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding on the parties. The Purchaser shall use its reasonable endeavours to procure the assistance of the auditors for this purpose.

7.5

If there has been a repayment of Tax to the Company that relates to an Event occurring, or to any income, profits or gains earned, accrued or received, on or before Completion then, to the extent that the right to the repayment of such Tax is not accounted for in the Completion Statements, an amount equal to that repayment shall be paid to the Sellers by the Purchaser as an adjustment to the Consideration.

8.	Third Party Claims

8.1

If payment in full has been made by the Sellers in respect of a Tax Claim, and the Company is entitled at the due date for the making of such payment to recover from any other person (excluding any member of the Purchaser Group) any sum in respect of the matter or thing giving rise to the Tax Claim, or at some later date (but no later than five years from the date of this Agreement) becomes entitled to make such a recovery, the Purchaser shall procure that the Company:

8.1.1	promptly notifies the Sellers’ Representative of the Sellers’ entitlement; and

8.1.2

if required by the Sellers’ Representative, and at the Sellers’ expense, take all appropriate steps to enforce that recovery and keep the Sellers’ Representative fully informed of the progress of any action taken.

8.2

If the Sellers are due to make (but have not yet made) a payment in respect of a Tax Claim and the Company recovers any sum referred to in paragraph 8.1, the liability of the Sellers in respect of the Tax Claim shall be treated as reduced by an amount equal to the sum recovered (including any interest or repayment supplement) less any Tax on the sum and the costs and expenses of recovering it to the extent not already met by the Sellers.

8.3	If the Sellers have made a payment in respect of a Tax Claim and the Company recovers any sum referred to in paragraph 8.1, the Purchaser shall promptly account to the Sellers for the lesser of:

8.3.1	the sum recovered (including any interest or repayment supplement) less any Tax on the sum and the costs and expenses of recovering it to the extent not already met by the Sellers; and

8.3.2	the amount paid by the Sellers in respect of the Tax Claim plus any expenses which the Sellers have met under sub-paragraph 8.1.2.

9.	Purchaser’s Covenant

9.1	The Purchaser covenants with the Sellers to pay to the Sellers an amount equal to any of the following:

9.1.1	any liability or increased liability to Tax of the Sellers arising in connection with any of the following events occurring or being deemed to occur at any time after Completion:

9.1.1.1	any Group Company ceasing to be resident in the country in which it is resident at Completion for the purposes of any Tax; or

9.1.1.2	any Group Company failing to pay Tax at any time save that this sub-paragraph shall not apply in respect of any Tax for which the Sellers are liable to make (but have not yet made) payment under a Tax Claim; and

9.1.2	the reasonable costs and expenses of the Sellers properly incurred in connection with any liability referred to or in successfully taking any action under this paragraph.

9.2	For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

9.3	Paragraphs 4 and 5 shall apply to this paragraph (with all necessary changes) as if:

9.3.1	(except in paragraph 4.4) references to the Sellers were references to the Purchaser and vice versa; and

9.3.2	references to the Company in the definition of Assessment were references to the Sellers.

10.	General

Each Seller’s liability under this schedule and for breach of any Tax Warranty shall, where and to the extent stated, be limited by the provisions of clause 10 and schedule 5 of this Agreement.

Part 2: Tax Warranties

1.	Tax Compliance

1.1

Each Group Company has in the previous seven years submitted all relevant Tax returns to the relevant Tax Authorities by the requisite dates required by law or the published practice of the applicable Tax Authority and all such returns were made on a proper basis and were materially correct and no such return is or, so far as the Sellers are aware is likely to be, the subject of any material dispute with any Tax Authority.

1.2

Each Group Company has in the previous seven years duly and punctually discharged all Tax which has fallen due for payment and has not since the Accounts Date been liable to pay any penalty, fine or interest in connection with Tax.

1.3

Each Group Company has in the previous seven years properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided on or before Completion and has to the extent required by law or the published practice of the applicable Tax Authority properly accounted for all such deductions and withholdings.

1.4	Each Group Company has in the previous seven years maintained and has in its possession or under its control all records and documentation that it is required to maintain for the purposes of any Tax.

1.5	Each Group Company has not in the previous four years been and, so far as the Sellers are aware is not likely to be, subject to any non-routine investigation or audit or visit by any Tax Authority.

1.6

Neither the entry into nor performance of obligations under the Acquisition Documents, nor the satisfaction of any condition to which this Agreement is subject will give rise to the deemed disposal of any asset, an obligation to pay any Tax which was previously deferred or any other Tax charge other than in respect of actual sale proceeds received by any Group Company.

1.7	No Group Company has in the previous seven years disposed of or acquired any asset otherwise than by way of a bargain made at arm’s length or for a consideration that cannot be valued.

1.8

The amount of Tax chargeable on any Group Company during any accounting period ending on or within seven years of the Accounts Date has not depended upon any concession, agreement or other arrangement with any Tax Authority (other than concessions, agreements or arrangements that are the subject of the published practice or guidance of a Tax Authority).

1.9

Details of all applications made by or on behalf of any Group Company for any statutory consent or clearance relating to Tax in the past four years have been Disclosed. All particulars furnished to any Tax Authority in connection with such applications were accurate and any transaction for which such consent or clearance was obtained has been carried into effect in accordance with the terms of the relevant consent or clearance.

2.	Overseas matters

2.1	Each Group Company is and has always been resident for Tax purposes only in the jurisdiction in which it is incorporated.

2.2	Each Group Company has made all appropriate claims for Relief under double taxation relief conventions, orders or other arrangements current at the date of this Agreement.

3.	Close Companies

3.1	The Company is a close company within the meaning of section 439 CTA 2010.

3.2	The Company is not and has not at any time within the previous four years been a close-investment holding company as defined by section 34 CTA 2010.

4.	Stamp Taxes

4.1

Each document under the control of a Group Company, or to the production of which a Group Company is entitled, and on which a Group Company relies or may rely to prove title to any asset or to establish or defend any right, has been duly stamped.

4.2	Each Group Company has in the previous seven years duly paid all stamp duty reserve tax and stamp duty land tax for which it has been liable.

4.3

Each Group Company has in the previous seven years complied in all material respects with the provisions of part 4 of and schedules 3 to 20 to the Finance Act 2003 (stamp duty land tax) and any regulations made thereunder.

5.	Value Added Tax

5.1

Each Group Company has in the previous seven years complied in all material respects with all laws relevant to VAT and has made and obtained correct and up-to-date records and invoices and other documents appropriate or requisite for the purposes of such laws.

5.2	No Group Company has in the previous four years been required to give any security for VAT.

6.	Inheritance Tax

Neither the assets nor the shares of any Group Company are, or may be, subject to any charge by virtue of section 237 of the Inheritance Tax Act 1984 and no person has or may have power under section 212 of the Inheritance Tax Act 1984 to raise any capital transfer tax or inheritance tax by sale or mortgage of, or a charge on any of the assets or shares of any Group Company.

7.	Chargeable Gains

7.1	No Group Company has joined in making, or incurred an obligation to join in making, any election under section 171A or section 179A TCGA.

7.2	No Group Company has made any claim under section 152 or 153 TCGA to which section 154 TCGA applies in relation to any assets owned by it.

8.	Miscellaneous

8.1

Other than the EMI Options, no person has held any security (as defined in section 420 ITEPA), any interest in such security or any securities option (as defined in that section), where the right or opportunity to acquire the security, interest in a security or securities option was made available by reason of the employment of that person or any other person with a Group Company.

8.2	In respect of the EMI Options, no disqualifying event has occurred for the purposes of chapter 9 of part 7 of ITEPA.

8.3	No Event has been carried out as a result of which a Group Company is or may be held liable for any Tax primarily chargeable against or attributable to any person other than the Company.

8.4

No Group Company is or has been a party to any transaction or arrangement under which it has been or is or may be required to (i) pay any person for any asset, services or facilities of any kind in an amount which is materially in excess of the market value of such asset, services or facilities or (ii) provide any asset or services or facilities to any person for a consideration which is materially less than the market value of such asset, services or facilities.

8.5	No Group Company has disposed of or acquired any asset falling within section 17 or 19 TCGA or given or agreed to give any consideration which may be disregarded by virtue of section 123(2) TCGA.

8.6	No allowable loss has accrued to any Group Company to which section 18(3) TCGA will apply.

8.7

All claims for group relief made by any Group Company were valid when made and have been allowed in full and no Group Company is liable to make any payment in respect of the surrender of any group relief (other than to another Group Company).

8.8	No Group Company is or has been a member of any group of companies for the purpose of section 43 VATA (other than with another Group Company).

SCHEDULE 5: SELLER LIMITATIONS

1.	Maximum aggregate liability

1.1

The aggregate liability of each Seller in respect of all Claims and any other demand or claim against any Seller, whether in contract or otherwise, under or in relation to this agreement (including interest and costs), other than in respect of Claims in relation to the Title Warranties, shall not exceed an amount equal to 50 per cent of its Sale Proceeds.

1.2

The aggregate liability of each Seller in respect of all Claims and any other demand or claim against any Seller, whether in contract or otherwise, under or in relation to this agreement (including Claims in relation to the Title Warranties) shall not exceed an amount equal to 100 per cent of its Sale Proceeds.

2.	Small Claims

The Sellers shall not be liable for any individual Warranty Claim unless the liability of the Sellers in respect of such Warranty Claim (calculated after applying the other provisions of this schedule and part 1 of schedule 4, and excluding interest and costs) exceeds £25,000. All Warranty Claims arising from substantially the same matter or thing shall be treated as one individual Warranty Claim.

3.	Claims Threshold

The Sellers shall not be liable for any Warranty Claim unless and until the aggregate liability of the Sellers in respect of all such Warranty Claims or (calculated after applying the other provisions of this schedule and part 1 of schedule 4) exceeds £500,000 (excluding interest and costs), in which case the Sellers shall (subject to paragraphs 1 and 14) be liable for both the initial £500,000 and the excess.

4.	Notice and time limits for Non-Tax Claims

4.1

The Purchaser shall give notice to the Sellers of any claim or demand under this agreement other than a Tax Claim, setting out reasonable details of such claim or demand, including the grounds on which it is based and the Purchaser’s good faith estimate of the amount of such claim or demand (detailing the Purchaser’s calculation of the loss, liability or damage alleged to have been suffered or incurred), as soon as reasonably practicable after the Purchaser Group becomes aware that the Purchaser has or is likely to have such claim or demand, and in any event on or before:

4.1.1	in the case of any General Warranty Claim (other than in relation to or under the Title Warranties), 18 months following Completion;

4.1.2

in the case of any other such claim or demand (other than in relation to or under clause 9), the first anniversary of the date on which the matter or thing giving rise to such claim or demand first occurred or, if later, the first anniversary of the date on which the Purchaser became aware of such matter or thing, and no Seller shall be liable for any such claim or demand unless notice has been given in accordance with such time limits.

4.2

No Seller shall be liable for any claim or demand under this agreement (other than a Tax Claim or any such claim or demand which has been previously satisfied or settled) unless legal proceedings in respect of such claim or demand have been commenced by being both properly issued and validly served on that Seller within six months of the date that Seller was first notified of such claim or demand.

5.	Purchaser’s Knowledge

No Seller shall be liable for any Warranty Claim to the extent that the Purchaser had actual knowledge of any matter or thing which it knew would or was likely to give rise to an actionable Claim.

6.	Disclosure and Information

No Seller shall be liable for any Warranty Claim to the extent that the matter or thing giving rise to such Claim has been Disclosed.

7.	Accounts

No Seller shall be liable for any General Warranty Claim to the extent that specific provision, reserve or allowance has been (i) Disclosed in the Accounts or (ii) included in the Completion Accounts, in respect of the matter or thing giving rise to such Claim.

8.	Other exclusions and limitations

8.1

No Seller shall be liable in respect of any General Warranty Claim to the extent that such Claim arises from or is otherwise attributable to, or the amount of such Claim is increased as a result of any change in legislation or law, administrative or regulatory practice or in the generally accepted interpretation or application of any legislation or law, in each case occurring after the date of this agreement;

8.2	No Seller shall be liable in respect of any claim or demand under this agreement:

8.2.1	to the extent that the matter or thing giving rise to such Claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any member of the Purchaser Group;

8.2.2

to the extent that the amount claimed has been recovered (after deduction of all costs, charges and expenses incurred in the recovery of such sum) by the Purchaser Group under any insurance policy, or would have been so recoverable but for any change effected by the Purchaser Group on or after Completion to the terms, amount and/or scope of any applicable insurance policy.

9.	No double recovery

The Sellers shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss or liability.

10.	Calculation of liability

In calculating the liability of the Sellers in relation to any Warranty Claim, there shall be taken into account any benefit accruing to and received by the Purchaser Group as a result of the matter or thing giving rise to the Claim (including the amount of any reduction in, or relief from, Tax).

11.	Right to remedy

If and to the extent that the matter or thing giving rise to any Claim is capable of remedy, the Purchaser shall procure that the Sellers are given a 60 day period from the date that notice of such Claim is given to the Sellers to remedy the relevant matter or thing and shall provide, and shall procure that each relevant Group Company provides, all reasonable assistance to the Sellers to remedy the relevant matter or thing, provided that the Sellers shall be afforded no such opportunity to remedy if the Purchaser (acting reasonably) believes that it would materially prejudice the business interests of the Purchaser Group.

12.	Claims handling: information and access

12.1	The Purchaser shall, as soon as reasonably practicable, give notice to the Sellers containing reasonable details of any matter or thing of which the Purchaser Group becomes aware that indicates that:

12.1.1	any Defendant Claim has been, will or is likely to be made; or

12.1.2	any Recovery Claim exists or is likely to exist.

Such notice shall not be a condition precedent to the liability of any Seller in relation to any Non-Tax Claim, provided that such Claim is notified in accordance with paragraph 4.1.

12.2	Subject to the requirements (if any) of the Purchaser Group’s insurers, the Purchaser shall, and shall procure that the Purchaser Group shall:

12.2.1	keep each Seller fully and promptly informed of all material developments in relation to any matter or thing required to be notified pursuant to paragraph 12.1;

12.2.2

preserve all documents, records, correspondence, accounts and other information whatsoever (in whatever form held) which are or may be relevant to any actual or potential Non-Tax Claim, Defendant Claim or Recovery Claim (“Retained Information”);

12.2.3	during normal business hours and on reasonable notice, and as any Seller may reasonably require:

12.2.4

allow such Seller and its Representatives to have access to the Retained Information, its premises and assets, and to take copies (at such Claim Seller’s own expense) of the Retained Information or any part of it and photographs of any premises or assets; and

12.2.5

make available to such Seller and its Representatives such of its personnel who are in possession of the Retained Information or any part of it (such personnel to be available at the premises at which the relevant individual is employed and to attend legal proceedings), provided that nothing in this paragraph 12.2 shall require the Purchaser Group to provide or allow access to any Retained Information (a) to the extent such provision or access would contravene any applicable law or would breach any duty of confidentiality owed to any third party; or (b) that is reasonably regarded by the Purchaser and its legal advisers as legally privileged in relation to any actual or potential Non-Tax Claim.

13.	Defendant Claims

13.1	The Purchaser shall, and shall procure that the Purchaser Group shall:

13.1.1

consult with the Sellers and take all such actions as the Sellers may reasonably request in writing to assess, defend, mitigate, settle or compromise any Defendant Claim or to appeal against any judgment or other adjudication made in relation to any Defendant Claim (including using professional advisers nominated by the Sellers and delegating to the Sellers the sole conduct of any legal action or proceedings in respect of any Defendant Claim);

13.1.2	otherwise take all reasonable steps to minimise its liability in relation to any Defendant Claim; and

13.1.3

not admit liability in relation to, nor cease to defend, settle or compromise, any Defendant Claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

13.2

No member of the Purchaser Group shall be required to take any action or to omit to do anything which, on a reasonable view, would or is likely to have a material adverse effect on the business of, or be materially onerous or prejudicial to, the Purchaser Group as a whole.

14.	Recovery Claims

14.1	In this paragraph 14:

14.1.1

“Recovery Sum”, in relation to a Recovery Claim, means the sum recovered from the third party by the Purchaser Group, less all reasonable out-of-pocket costs and expenses incurred by the Purchaser Group in obtaining such recovery; and

14.1.2

“Relevant Recovery Proportion”, in relation to a Seller, means the proportion which the amount payable or paid by that Seller in respect of its corresponding Non-Tax Claim bears to the aggregate amount payable or paid by all Sellers in respect of all corresponding Non-Tax Claims.

14.2	The Purchaser shall, and shall procure that the Purchaser Group shall:

14.2.1

consult with the Sellers and take all such actions as the Sellers may reasonably request in writing to pursue any Recovery Claim (including the institution of any legal action or proceedings and any appeal against any judgment or other adjudication made in relation to them);

14.2.2	otherwise take all reasonable steps to maximise any recovery in relation to any Recovery Claim; and

14.2.3	not withdraw, settle or compromise any Recovery Claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

14.3

No member of the Purchaser Group shall be required under paragraph 14.2 to take any action or to omit to do anything which, on a reasonable view, would or is likely to have a material adverse effect on the business of, or be materially onerous or prejudicial to, the Purchaser Group as a whole.

14.4

If the Purchaser Group recovers any sum pursuant to a Recovery Claim after any corresponding Non-Tax Claim has been agreed or finally determined but before the Sellers make a payment in respect of it, then the amount payable by the Sellers shall be reduced by an amount equal to the Recovery Sum.

14.5

If any Seller has made a payment in respect of a Non-Tax Claim (“Claim Payment”) and the Purchaser Group subsequently recovers from a third party any sum in respect of any corresponding Recovery Claim, the Purchaser shall repay promptly to such Seller an amount equal to the lesser of (a) its Relevant Recovery Proportion of the Recovery Sum; and (b) the amount of the Claim Payment.

14.6

If any repayment is made to any Seller pursuant to paragraph 14.5, an amount equal to such repayment shall be deemed never to have been paid by the relevant Seller for the purposes of calculating the liability of the relevant Seller under paragraphs 1 and 3.

14.7	The Sellers shall:

14.7.1	indemnify the Purchaser Group against all losses, liabilities and damages and reasonable costs and expenses for which it may become liable; and

14.7.2	reimburse the Purchaser Group on demand all out-of-pocket costs and expenses reasonably incurred by it,

in complying with its obligations under this paragraph 14.

14.8

The Purchaser shall repay promptly to each Seller any amount reimbursed by such Seller pursuant to paragraph 14.7 to the extent that the costs and expenses which were the subject of such reimbursement have been taken into account in determining the Recovery Sum.

15.	Mitigation

Nothing in the Acquisition Documents shall, or shall be deemed to, affect the Purchaser’s general legal obligation to take reasonable steps to mitigate any loss, liability or damage which it may suffer or incur.

16.	Claim to be reduction of Consideration

Any payment made by or on behalf of a Seller in respect of any Claim shall, to the extent legally possible, be deemed to reduce the Consideration received by that Seller.

SCHEDULE 6: COMPLETION OBLIGATIONS

Part 1: Sellers’ obligations on Completion

1.	Documents, etc to be delivered

The Sellers shall deliver or procure to be delivered to the Purchaser:

Sellers’ authorities

1.1

a copy of the executed power of attorney in the Agreed Form under which any Acquisition Document has been or is to be executed by any Seller, certified as a true copy of the original by the Sellers’ Lawyers.

1.2	Shares

1.3	duly executed transfers in respect of the Shares set out opposite their respective names in column (3) of schedule 1 in favour of the Purchaser;

1.4	the share certificates for such Shares;

1.5

duly executed powers of attorney in the Agreed Form from each Seller in favour of the Purchaser to enable the Purchaser to exercise all rights attaching to the Shares until the Purchaser becomes the registered holder of them;

EMI Shares

1.6	an EMI Shares Sale Agreement signed by each Employee Optionholder together with copies of completed exercise notices in relation to such Employee Optionholders’ EMI Option;

Alco Canada

1.7	evidence of the transfer of the entire issued share capital of Alco Canada to the Company together with share certificates for such shares;

1.8	written consent from HSBC plc to the declaration of a pre-closing dividend by Alco Canada;

Alcovalves Singapore

1.9	evidence of the transfer of the entire issued share capital of Alcovalves Singapore to the Company together with share certificates for such shares;

Alco Process Valves Limited

1.10	evidence of the transfer by [Omitted] of 2,500 ordinary shares in Alco Process Valves Limited to the Company together with the share certificates for such shares;

Security Interests and other claims

1.11	copies of the duly completed forms MR04 registering the satisfaction and discharge in full of (i) the legal charge in favour of Lloyds Bank plc registered against Alco Valves

Limited on 15 April 1986 and (ii) the mortgage in favour of Lloyds TSB Bank plc dated 12 October 1999;

1.12

a duly executed acknowledgement and waiver in the Agreed Form from each Seller in relation to any outstanding claims against any Group Company by, and any sums owed by any Group Company to, such Seller or any person connected with it;

Records

1.13

the statutory books, including registers and share certificate books, of each Group Company made up to the Completion Date (save that the statutory registers (or equivalent) of Alco Canada, Alco Singapore and Alco Valves (US) Inc will continue to be held by local counsel to such companies);

1.14	duly executed forms to amend the banking mandates given by each Group Company;

1.15	to the extent not in the possession or under the control of a Group Company, all books of account and other records relating to its business, including all insurance policies;

1.16	the security and authentication codes for the Companies House WebFiling service and Protected Online Filing Scheme for each Group Company;

Auditors and officers

1.17	a copy of the written resignation of the auditors of each Group Company with effect from Completion;

1.18	written resignations in the Agreed Form of all directors and the secretary of each Group Company (other than Stuart Lomax in respect of the Company);

1.19	a written resignation in the Agreed Form of Stuart Lomax from his directorship of the Company;

Lomax Employment Agreement

1.20	the Lomax Employment Agreement executed by Stuart Lomax and the Company; and

Deeds of Variation

1.21

The duly executed Deeds of Variation, provided that the SIPP Deed shall not, at Completion, be executed by Investaac Pension Trustees Limited whose signature shall follow in accordance with clause 7.9.

2.	Board meetings of the Group Companies

The Sellers shall procure that a meeting of the board of directors of each Group Company is held at which:

2.1	in relation to the Company only, the transfers of the Shares are approved for registration (subject only to being duly stamped);

2.2	such persons as the Purchaser nominates are appointed as directors and the secretary with effect from the end of the meeting;

2.3	the bank mandates be revised in such manner as the Purchaser requires; and

2.4	the execution of each of the agreements and other documents in this part to which such Group Company is party be approved and authorised.

3.	Escrow Account

The Sellers shall deliver to the Purchaser and each of the Escrow Agents a duly executed Escrow Agreement.

Part 2: Purchaser’s obligations on Completion

1.	Documents, etc to be delivered

The Purchaser shall execute each of the EMI Shares Sale Agreements and deliver or procure to be delivered to the Sellers:

1.1

a copy of the resolution of the board of directors of the Purchaser in the Agreed Form (authorising the execution of any Acquisition Document to which the Purchaser is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on the Purchaser’s behalf); and

1.2	a copy of the executed power of attorney in the Agreed Form under which any Acquisition Document has been or is to be executed by the Purchaser.

2.	Payment of the Consideration

The Purchaser shall:

2.1	pay the sum of £62,072,684 in respect of the Initial Cash Consideration less the amount of the Escrow Sum to the Sellers;

2.2

pay the Escrow Sum in immediately available funds through a UK clearing bank to the client account of the Purchaser’s Lawyers for payment into the Escrow Account (or provide a solicitors undertaking from the Purchaser’s solicitors in form agreed with the Sellers’ Solicitors in relation to the Escrow Sum);

2.3	pay the sum of £437,873 in respect of the the sums due from it to the Employee Optionholders under the EMI Shares Sale Agreements;

2.4	pay the sum of £112,311 to the Company in respect of the exercise price due from Employee Optionholders as required under the EMI Shares Sale Agreements;

2.5	procure that the Company pays the sum of £2,355,882 in relation to the sums due under the Minority Acquisition Arrangements;

2.6	procure that the Company repays the Bank Debt (if any).

3.	Escrow Account

The Purchaser shall deliver to the Sellers and each of the Escrow Agents a duly executed Escrow Agreement.

SCHEDULE 7: COMPLETION STATEMENTS

Part 1: General

1.	Contents

The Completion Statements shall comprise (i) the consolidated balance sheet of the Group Companies (“Completion Accounts”) and (ii) a statement of the Cash, the Debt and the Completion Working Capital (“Adjustment Statement”) as at close of business on the Completion Date, in the form and including the items set out in part 3.

2.	Bases of preparation

The Completion Statements shall be prepared:

2.1	in accordance with the specific accounting treatments set out in Part 4 of this schedule; and subject thereto;

2.2

adopting the same accounting policies, principles, estimation techniques, measurement bases, practices and procedures used by the Company in the preparation of the Principal Accounts as there applied except for Alco Canada and Alco Singapore which shall adopt the same accounting policies, principles, estimation techniques, measurement bases, practices and procedures used in the preparation of the Canada Accounts and Singapore Accounts respectively, as there applied; and subject thereto;

2.3	in accordance with the Accounting Standards in force and mandatory in the United Kingdom at the Accounts Date.

3.	Stock take

The Purchaser shall procure that the Purchaser’s representatives carry out in the presence of the Sellers’ representatives in accordance with the procedures set out in paragraph 2.2 above:

3.1	on the day after the Completion Date, a full physical stock take of the stock and work in progress of the Group Companies, in the US, Canada and Singapore;

3.2	within five Business Days after the Completion Date, a full physical stock take of finished goods and work in progress of the Group Companies in the UK; and

3.3	within four weeks of the Completion Date, cycle counts on raw materials and components of the Group Companies in the UK,

in each case as at close of business on the Completion Date.

The Purchaser shall procure that the results of the physical stock take and any resulting amendments to physical stock records will be produced and a copy delivered to the Sellers within 10 Business Days of Completion and the results of the cycle counts and any resulting amendments to the cycle counts records will be produced and a copy delivered to the Sellers within 25 Business Days of Completion.

4.	Submission of Draft Completion Statements

4.1	The Purchaser shall procure the preparation and submission to the Sellers’ Representative of a draft of the Completion Statements (“Draft Completion Statements”) within 40 Business Days of Completion.

4.2	The Sellers shall provide the Purchaser with all reasonable assistance to enable the Purchaser to comply with paragraph 4.1 above.

5.	Response to Draft Completion Statements

5.1

Within 20 Business Days of receipt of the Draft Completion Statements (“Response Period”), the Sellers’ Representative shall give notice to the Purchaser (“Response Notice”) stating whether or not the Sellers agree with the Draft Completion Statements.

5.2	If the Sellers disagree with the Draft Completion Statements, the Response Notice shall also state:

5.2.1	the item or items in dispute;

5.2.2	the reasons for such dispute; and

5.2.3	(to the extent then reasonably practicable) details of its proposed adjustments to the Draft Completion Statements.

6.	No Response Notice

If the Sellers’ Representative does not give the Response Notice within the Response Period, then the Sellers shall be deemed to have agreed the Draft Completion Statements, and such statements shall constitute the Completion Statements.

7.	Positive Response Notice

If the Response Notice is given within the Response Period and states that the Sellers agree with the Draft Completion Statements, then such statements shall constitute the Completion Statements.

8.	Negative Response Notice

If the Response Notice is given within the Response Period and states that the Sellers disagree with the Draft Completion Statements, then:

8.1	the Purchaser and the Sellers shall enter into negotiations and endeavour to agree the items disputed by the Sellers in the Response Notice in good faith;

8.2

only those items detailed as disputed in the Response Notice that remain in dispute after the negotiation between the Purchaser and Sellers pursuant to paragraph 8.1 above (“Disputed Items”) shall be treated as being in dispute, and the Purchaser and Sellers shall be deemed to have agreed all other items in the Draft Completion Statements;

8.3	if, within 20 Business Days of receipt of the Response Notice, all the Disputed Items are resolved by agreement between them, the Purchaser and the Sellers shall promptly sign a joint statement which:

8.3.1	appends a copy of the Draft Completion Statements, adjusted to reflect all the Disputed Items as so agreed; and

8.3.2	confirms that such accounts constitute the Completion Statements;

8.4	if, within 20 Business Days of receipt of the Response Notice, the Purchaser and the Sellers have not agreed the Completion Statements in accordance with paragraph 8.3:

8.4.1	where relevant, the Purchaser and the Sellers shall promptly sign a joint statement which:

8.4.1.1	sets out the Disputed Items (if any) that have been agreed between them; and

8.4.1.2	appends a copy of the Draft Completion Statements, adjusted to reflect any Disputed Item as so agreed; and

8.4.2

the remaining Disputed Items shall be referred for determination by an Expert in accordance with the provisions of part 2 upon the written request of either the Purchaser or the Sellers’ Representative; and

8.5	if the Purchaser and the Sellers do not agree the Completion Statements in accordance with paragraph 8.3, then the Draft Completion Statements adjusted to reflect:

8.5.1	the Disputed Items (if any) that are agreed between the Sellers’ Representative and the Purchaser in writing (whether in accordance with paragraph 8.4.1 or subsequently); and

8.5.2	the Expert’s determination made pursuant to part 2,

shall constitute the Completion Statements.

9.	Records and access, etc

From Completion until the agreement, deemed agreement or determination of the Completion Statements, each of the Purchaser and the Sellers shall:

9.1

retain any relevant records, documents and information within its possession or under its or their control (which, for the avoidance of doubt, shall not include auditors’ working papers) relating to the assets, liabilities and other matters which are the subject of the Completion Statements (“Completion Statements Information”); and

9.2	provide to the others and their representatives such access to:

9.2.1	any assets of the Group Companies within its possession or under its control; and

9.2.2

its Completion Statements Information and its personnel to obtain all relevant facts and information within their knowledge (except any document and/or information that was prepared by another party or its advisers with a view to assessing the merits of any argument on any Disputed Item or that is otherwise legally privileged),

as is reasonably required by the others to undertake the stock take and prepare, review, agree or otherwise determine the Completion Statements (as appropriate).

Part 2: Expert determination

10.	Appointment of Expert

10.1	An “Expert” is an individual with suitable experience in dealing with such types of dispute at a firm of chartered accountants in the United Kingdom (who and which are independent of the parties):

10.1.1	agreed by the Purchaser and the Sellers’ Representative in writing; or

10.1.2

in default of agreement within 10 Business Days of the date of either the Purchaser or the Sellers’ Representative serving on the other details of its suggested Expert or Experts, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application at any time of either the Purchaser or the Sellers’ Representative.

10.2

Any firm proposed or nominated to provide an Expert shall be required to declare in writing any current and past associations of such firm and its proposed Expert with any party before appointment to establish their independence.

10.3	Each of the Purchaser and the Sellers agrees to:

10.3.1

use its reasonable endeavours to appoint an Expert expeditiously following a written request to do so from the other and to agree the terms of engagement for the Expert within 10 Business Days of the Expert’s selection or nomination; and

10.3.2

not unreasonably (having regard to the provisions of this part 2) refuse its agreement to any terms of engagement proposed by the Expert (which may include a limitation on his liability at a level consistent with market practice at the relevant time) or the other party.

11.	Procedure

11.1

The Purchaser and the Sellers shall each supply the other with a copy of any written submission provided by it or on its behalf to the Expert pursuant to this part 2 at the same time as it is provided to the Expert.

11.2	Within 5 Business Days of the appointment of the Expert, the Sellers’ Representative shall provide the Expert with the following:

11.2.1

a copy of the Draft Completion Statements (adjusted to reflect the Disputed Items (if any) then agreed between the Purchaser and the Sellers’ Representative in writing) (“Adjusted Draft Completion Statements”); and

11.2.2	a written statement of the Disputed Items referred to the Expert as referred to in paragraph 8.4.2 above.

11.3

Each of the Purchaser and the Sellers shall provide (or, to the extent it is reasonably able, procure that others provide) the Expert with such documents, information and assistance (including the right to inspect the Completion Statements Information) as the Expert reasonably requires for the purpose of making his determination.

11.4	All matters in relation to any determination under this part 2 shall be kept confidential by the parties and the Expert.

11.5

To the extent not provided for in or inconsistent with this part 2, the Expert shall determine the procedure to be followed in making his determination and shall be entitled to obtain such independent legal or other professional advice as he may reasonably require in making his determination.

12.	Role of Expert

12.1	The Expert shall:

12.1.1	act as an expert and not as an arbitrator;

12.1.2

determine on the basis of all information, documents and materials before him what adjustments (if any) are in his opinion necessary to the amounts shown by the Adjusted Draft Completion Statements in respect of each of the Disputed Items referred to him in order to comply with the provisions of this agreement; and

12.1.3	notify the parties of his determination in writing (without reasons) as soon as reasonably practicable and in any event within [40] Business Days of his appointment.

12.2

Any nomination fee and the Expert’s fees and expenses (including any fees and expenses of any professional advisers appointed by him) shall be borne as determined by the Expert (having regard to the merits of each party’s submissions in relation to the Disputed Items referred to him), failing which, borne half by the Sellers and half by the Purchaser.

12.3	The Expert’s determination shall be final and binding on the parties except where there is fraud or manifest error.

13.	Substitute or replacement Expert

If the Expert dies or becomes unwilling to act or incapable of acting, then the Sellers and the Purchaser shall:

13.1	accept any substitute Expert reasonably nominated by the firm engaged by them following a written request to such firm to do so from either the Purchaser or the Sellers’ Representative; or

13.2

if no substitute is nominated within 20 Business Days of such request, promptly discharge the original Expert and appoint a replacement following the process set out in paragraph 10 above, and this part 2 shall apply to the replacement Expert as if he were the first Expert appointed.

Part 3: Pro formas

Estimated Cash, Debt and Working Capital

£	Xamol	Sub Tek	Components	Process	Valves	Hi-Tek	US	Aggregated	Consol. adjustments	Legacy consolidated	Canada	Singapore	Interco. adjustments	Completion Accounts

Goodwill	x	x	x	x	x	x	x	x	x	x	x	x		x
Fixed assets	x	x	x	x	x	x	x	x	x	x	x	x		x
Investments	x	x	x	x	x	x	x	x	x	x	x	x		x
Intangibles	x	x	x	x	x	x	x	x	x	x	x	x		x

Stock	x	x	x	x	x	x	x	x	x	x	x	x		x
Trade debtors	x	x	x	x	x	x	x	x	x	x	x	x	(x)	x
Prepayments	x	x	x	x	x	x	x	x	x	x	x	x		x
Other debtors	x	x	x	x	x	x	x	x	x	x	x	x		x
Intercompany loans - Xamol	x	x	x	x	x	x	x	x	x	x	x	x	x	x
Intercompany loans - Canada	x	x	x	x	x	x	x	x	x	x	x	x	x	x
Intercompany loans - Singapore	x	x	x	x	x	x	x	x	x	x	x	x	x	x
Trade creditors	(x)	(x)	(x)	(x)	(x)	(x)	(x)	(x)	x	(x)	(x)	(x)		(x)
Accruals	(x)	(x)	(x)	(x)	(x)	(x)	(x)	(x)	x	(x)	(x)	(x)		(x)
Other creditors	(x)	(x)	(x)	(x)	(x)	(x)	(x)	(x)	x	(x)	(x)	(x)		(x)
Tax and social security	(x)	(x)	(x)	(x)	(x)	(x)	(x)	(x)	x	(x)	(x)	(x)		(x)

Cash	x	x	x	x	x	x	x	x	x	x	x	x		x
Corporation tax	(x)	(x)	(x)	(x)	(x)	(x)	(x)	(x)	x	(x)	(x)	(x)		(x)
Directors loan accounts	x	x	x	x	x	x	x	x	x	x	x	x		x
Dividend account	x	x	x	x	x	x	x	x	x	x	x	x		x
Employee loan account	x	x	x	x	x	x	x	x	x	x	x	x		x

Deferred tax	(x)	(x)	(x)	(x)	(x)	(x)	(x)	(x)	x	(x)	(x)	(x)		(x)

Net assets	x	x	x	x	x	x	x	x	x	x	x	x		x

Adjustment Statement

	£	Completion Statements	Completion Working Capital	Net Cash / (Net Debt)	Other

	Goodwill	x			x
	Fixed assets	x			x
	Investments	x			x
	Intangibles	x			x

	Stock	x	x
	Trade debtors	x	x
	Prepayments	x	x
	Other debtors	x	x
	Intercompany loans - Xamol	x			x
	Intercompany loans - Canada	x			x
	Intercompany loans - Singapore	x			x
	Trade creditors	(x)	(x)
	Accruals	(x)	(x)
	Other creditors	(x)	(x)
	Tax and social security	(x)	(x)

	Cash	x		x
	Corporation tax	(x)		(x)
	Directors loan accounts	x		x
	Dividend account	x		x
	Employee loan account	x		x

	Deferred tax	(x)			(x)
	Net assets	x

Clause 3.1.2	Completion Working Capital Target Working Capital		X [•]
	Excess/(Shortfall)		X

Clause 3.1.3	Net Cash or (Net Debt)			X or (X)

Part 4: Specific accounting treatments

1.

The balance sheets of Alco Canada and Alco Singapore shall be consolidated into the Completion Statements in a manner consistent with the consolidation method adopted and applied in the preparation of the Principal Accounts.

2.

The Completion Statements shall not re-appraise the value of any of the assets or liabilities as a result of the change in ownership (or any changes in the business of the Group Companies since Completion following such change in ownership except as specifically set out in this schedule 7.

3.

In preparing the Completion Statements, insofar as it relates to conditions that existed at Completion, no account is to be taken of any event arising, or information received, more than 40 Business Days after the Completion Date.

4.	There shall be no double counting in the Completion Statements and to that end, no item is to be included more than once in the Completion Statements.

5.	Corporation tax:

a)

A provision for current period corporation tax shall be included in the Completion Statements as if the period commencing on the day after the Accounts Date and ending on the Completion Date was an accounting period for tax purposes.

b)	For this purpose, corporation tax refers to the tax levied on profits of the Group Companies and is referred to in their relevant jurisdictions as follows:

—	Canada - Corporation Income Tax

—	Singapore – Corporate Income Tax

—	USA – Federal Corporate Income Tax

—	UK – Corporation Tax

c)	The provision for current period corporation tax shall take account of any relief to which the Group is entitled including Research and Development Relief.

6.

In preparing the Completion Statements, and in a manner consistent with the accounting policies and consolidation method adopted and applied in the preparation of the Principal Accounts, no adjustment or provision shall be made to eliminate from closing stock any unrealised profit arising from sales between any of the Group Companies.

7.	Cash shall include the subscription monies payable to the Company on exercise of the EMI Options.

8.

The sums payable by the Company (including stamp duty) pursuant to the Minority Acquisition Arrangements shall not be treated as debt and shall be excluded from the Completion Statements. Professional fees to be invoiced to the Company on or around Completion in relation to matters arising in connection with the transactions contemplated by this agreement will be treated as debt (where such fees relate to advice or services provided prior to the Completion Date).

SCHEDULE 8: ESCROW PROVISIONS

1.	Release from the Retention

1.1	Upon a Retention Claim or part of it becoming a Settled Retention Claim, an amount equal to the lower of:

1.1.1	the sum due to the Purchaser in respect of that Settled Retention Claim; and

1.1.2	the Escrow Sum,

shall be released as soon as reasonably practicable from the Escrow Account to the Purchaser in complete or partial satisfaction (as the case may be) of that Settled Retention Claim.

1.2

If there is no Disputed Retention Claim on the Release Date, then, subject to satisfaction of all Settled Retention Claims, the Escrow Sum (if any) shall be released as soon as reasonably practicable from the Escrow Account to the Sellers.

1.3	If there is a Disputed Retention Claim on the Release Date, then the provisions of paragraph 2 shall apply.

2.	Retention after Release Date

2.1

Promptly after the Release Date, the Purchaser shall notify the Sellers of its bona fide reasonable estimate of the value (including costs and interest) of each Disputed Retention Claim (taking account of the limitations and exclusions of the liability of the Sellers contained in this agreement) (each an “Estimate”). If any Disputed Retention Claim is wholly or partly contingent or the Purchaser reasonably considers that it is not readily quantifiable, then, for the purposes of this paragraph, the Purchaser may notify its Estimate for that Disputed Retention Claim as a sum in excess of the Escrow Sum as at the Release Date.

2.2	If, at any time after notification of the Estimates for all Disputed Retention Claims pursuant to paragraph 2.1, the Escrow Sum exceeds the aggregate of:

2.2.1	the Estimates for all Disputed Retention Claims then outstanding; and

2.2.2	the value of all Settled Retention Claims to the extent that they then remain unsatisfied,

then a sum equal to the excess shall be released immediately from the Escrow Account to the Sellers.

2.3

Upon all Disputed Retention Claims becoming Settled Retention Claims and subject to satisfaction of all Settled Retention Claims, the Escrow Sum (if any) shall be released immediately from the Escrow Account to the Sellers.

3.	Counsel’s opinion

3.1

If required by notice from the Sellers’ Representative at any time after the Release Date (but on one occasion only), the Purchaser shall promptly instruct Queen’s Counsel to give an opinion on whether (based on the information provided in his instructions) on a strike out application being made by the Sellers in relation to each of the Disputed Retention Claims as are detailed in the Sellers’ Representative’s notice (“Referred Disputed Retention Claims”), the Purchaser would on the balance of probabilities successfully defend each such application.

3.2

The Purchaser shall have the sole right, after reasonable consultation with the Sellers, to select the counsel to be instructed. Counsel shall be instructed to give his opinion in writing within 30 Business Days of receipt of his instructions. The Purchaser shall promptly provide a copy of the instructions to the Sellers.

3.3

If counsel advises that, on a strike out application being made by the Sellers in relation to any Referred Disputed Retention Claim, the Purchaser would on the balance of probabilities not successfully defend such application, then:

3.3.1	for the purposes of paragraphs 2.2 and 2.3 only, that Referred Disputed Retention Claim shall be deemed to be a Settled Retention Claim with a value of nil; and

3.3.2	the provisions of paragraph 2.2 shall be re-applied.

3.4

Counsel’s fees (including VAT) shall be borne as to 50% by the Purchaser and as to 50% by the Sellers. The Sellers shall indemnify the Purchaser immediately on demand against any fees that the Purchaser pays that, in accordance with this paragraph 3.4, should be borne by the Sellers.

4.	Interest on the Retention

Interest which accrues on the amount held in the Escrow Account shall be credited to the Escrow Account (but shall not form part of the Escrow Sum) and any payment of principal out of the Escrow Account shall include a payment of the interest earned on such principal amount while in the Escrow Account. The liability to Tax on any such interest shall be borne by the party ultimately entitled to such interest.

5.	Bank charges

5.1	Each payment from the Escrow Account shall be made after the deduction of all charges to be levied by the Bank for making such payment.

5.2	All charges, fees, costs and expenses levied by the Bank arising out of or in connection with the Escrow Account shall be debited to the Escrow Account.

6.	Apportionment between Sellers

Any payment out of the Escrow Account to the Sellers, any liability to Tax on any interest accrued on the Escrow Sum and any other liability or payment to be borne or made by the Sellers arising out of or in connection with the Escrow or the Escrow Account shall be apportioned between them in the Relevant Proportions.

7.	Instructions to Escrow Agents

The Purchaser and the Sellers shall promptly give all necessary written instructions to the Escrow Agents to effect releases from the Escrow Account in accordance with this schedule and the terms of the Escrow Agreement.

8.	Effect of Retention

8.1

The provisions of the Escrow Agreement and of this agreement relating to the Escrow Sum and the Escrow Account (including the provisions relating to the Estimates) shall not prejudice the rights of the Purchaser to make any Retention Claim or limit the amount of any Retention Claim.

8.2

If any Settled Retention Claim is not satisfied in full from the Escrow Account, that Settled Retention Claim shall, to the extent not so satisfied and subject to the other provisions of this agreement, remain fully enforceable against the Sellers.

9.	No set-off

Save as required by law, any sum payable to the Sellers from the Retention Account pursuant to this schedule shall be paid in full without any deduction or withholding, and the Purchaser shall not be entitled to assert any credit, set-off or counterclaim against the Sellers in order to justify withholding all or any part of such sum.

SCHEDULE 9: SENIOR EMPLOYEES

[Omitted]

Signed as a deed, but not delivered until the first date specified on page 1, by STUART ANDREW LOMAX in the presence of:		) ) ) )	Signature	STUART ANDREW LOMAX /s/ Stuart Andrew Lomax

Witness signature	/s/ Paul Routledge
Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE
LEEDS
LS1 4BY, UNITED
KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by RACHEL LOMAX in the presence of:		) ) ) )	Signature	RACHEL LOMAX /s/ Rachel Lomax

Witness signature	/s/ Paul Routledge

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE
LEEDS
LS1 4BY, UNITED
KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by PAULINE LOMAX acting by her duly authorised attorney STUART ANDREW LOMAX in the presence of:		) ) ) )		STUART ANDREW LOMAX AS ATTORNEY FOR PAULINE LOMAX

			Signature	/s/ Stuart Andrew Lomax
Witness signature	/s/ Paul Routledge

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE
LEEDS
LS1 4BY, UNITED
KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by ALAN JOSEPH LOMAX acting by her duly authorised attorney STUART ANDREW LOMAX in the presence of:		) ) ) )		STUART ANDREW LOMAX AS ATTORNEY FOR PAULINE LOMAX

			Signature	/s/ Stuart Andrew Lomax

Witness signature	/s/ Paul Routledge

Witness name	PAUL ROUTLEDGE

(block capitals)

DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE
LEEDS
LS1 4BY, UNITED
KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by STUART ANDREW LOMAX in his capacity as trustee of the S&G Lomax Settlement in the presence of:		) ) ) )		STUART ANDREW LOMAX

Witness signature	/s/ Paul Routledge		Signature	/s/ Stuart Andrew Lomax

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP

Witness address	PRINCES EXCHANGE
PRINCES SQUARE
LEEDS, LS1 4BY
UNITED KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by RACHEL LOMAX in her capacity as trustee of the S&G Lomax Settlement in the presence of:		) ) ) )		RACHEL LOMAX

Witness signature	/s/ Paul Routledge		Signature	/s/ Rachel Lomax

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE LEEDS, LS1 4BY
UNITED KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by STUART ANDREW LOMAX in his capacity as trustee of the A Lomax 1998 Settlement in the presence of:		) ) ) )		STUART ANDREW LOMAX

Witness signature	/s/ Paul Routledge		Signature	/s/ Stuart Andrew Lomax

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP

Witness address	PRINCES EXCHANGE
PRINCES SQUARE LEEDS, LS1 4BY
UNITED KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by RACHEL LOMAX in her capacity as trustee of the A Lomax 1998 Settlement in the presence of:		) ) ) )		RACHEL LOMAX

Witness signature	/s/ Paul Routledge		Signature	/s/ Rachel Lomax

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE LEEDS, LS1 4BY
UNITED KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by STUART ANDREW LOMAX in his capacity as trustee of the A Lomax Voluntary Settlement in the presence of:	)		STUART ANDREW LOMAX
)
)
	)	Signature	/s/ Stuart Andrew Lomax

Witness signature	/s/ Paul Routledge

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE LEEDS, LS1 4BY
UNITED KINGDOM

Signed as a deed, but not delivered until the first date specified on page 1, by RACHEL LOMAX in her capacity as trustee of the A Lomax Voluntary Settlement in the presence of:	)		RACHEL LOMAX
)
)
	)	Signature	/s/ Rachel Lomax

Witness signature	/s/ Paul Routledge

Witness name	PAUL ROUTLEDGE
(block capitals)
DLA PIPER UK LLP
Witness address	PRINCES EXCHANGE
PRINCES SQUARE LEEDS, LS1 4BY
UNITED KINGDOM

Executed as a deed, but not delivered until the

first date specified on page 1, on behalf of

GRACO INTERNATIONAL HOLDINGS

S.A.R.L, a company incorporated in Grand-

Duchy of Luxembourg, by CHARLES L.

RESCORLA, being a person who, in

accordance with the laws of that territory, is

acting under the authority of the company:

	)		CHARLES L. RESCORLA
)
)
)
)
)
)
)
	)	Signature	/s/ Charles L. Rescorla
Authorised signatory
WITNESSED BY: /s/ Melanie Wadsworth

MELANIE WADSWORTH, SOLICITOR

7 PILGRIM STREET, LONDON